EXECUTION VERSION	Exhibit 2.1

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

SN Cotulla assets, LLC,

as Seller

AND

Vitruvian Exploration IV, LLC,

as Buyer

Dated AUGUST 17, 2017

LA SALLE AND WEBB COUNTIES, TEXAS

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Table of Contents

(continued)

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Table of Contents

(continued)

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List of Exhibits
Exhibit A	Leases
Exhibit B	Form of Assignment
Exhibit C	Form of Affidavit of Non-Foreign Status
Exhibit D	Excluded Assets
Exhibit E	Target Formation

List of Schedules
Schedule 1.1(a)	Buyer’s Knowledge Representatives
Schedule 1.1(b)	Seller’s Knowledge Representatives
Schedule 5.3	Conflicts
Schedule 5.5	Consents
Schedule 5.6	Preferential Rights
Schedule 5.9	Litigation
Schedule 5.10	Taxes
Schedule 5.14	Bonus Payments
Schedule 5.16	Bonds
Schedule 7.1	Conduct of Business

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PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (the “Agreement”), is dated this 17th day of August,  2017 (the “Execution Date”), by and between SN Cotulla Assets, LLC, a Delaware limited liability company, (“Seller”), and Vitruvian Exploration IV, LLC, a Delaware limited liability company, (“Buyer”).  Buyer and Seller are collectively referred to herein as the “Parties” and individually as, a “Party”.

RECITALS

WHEREAS, Seller owns certain oil and gas interests and associated assets located in La Salle and Webb Counties, Texas (collectively, as more fully defined in Section 1.1 the “Assets”); and

WHEREAS, Seller desires to sell, and Buyer desires to purchase, the Assets upon the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

ARTICLE 1
Definitions and References

1.1Certain Defined Terms.  Capitalized terms used herein and not otherwise defined herein have the respective meanings assigned to them in this Section 1.1:

“AAA” means the American Arbitration Association.

“Accounting Expert” has the meaning set forth in Section 12.1(b).

“Affected Asset” has the meaning set forth in Section 4.4(b)(1).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person.  For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Allocated Value” has the meaning set forth in Section 2.3(a).

“Asset Taxes” means all ad valorem, property, production, excise, severance and all other similar Taxes assessed against the Assets or based on or measured by the value or ownership of the Assets, or the production of Hydrocarbons or the receipt of proceeds therefrom (but, for the avoidance of doubt, shall not include income, franchise or similar Taxes or Subject Transfer Taxes).

“Assets” means all of Seller’s right, title, and interest in and to the following (but specifically excluding the Excluded Assets):

(a)(1) those oil, gas and mineral leases and fee mineral interests described in Exhibit A (collectively, the “Leases”),  including all leasehold estates, royalty interests, overriding royalty interests, net profits interests, or similar interests associated with such oil, gas and mineral leases and fee mineral interests, (2) the lands covered by the Leases (the “Lands” and, together with the Leases, the “Properties”) and (3) that certain Surface Use Agreement dated as of October 18, 2016 by and between Crescent C Ranch Partners, LTD. and Seller (the “Surface Use Agreement”);  and

 (b)originals (to the extent in Seller’s possession) or copies of all files, records, and data relating to the Assets previously described; provided,  however, that (1) those items referenced above in this sub-section (b)  that are subject to a valid legal privilege or to disclosure or transfer restrictions owing by Seller to a Third Party, (2) those items referenced above in this sub-section (b)  that are not transferable without payment of additional consideration (and Buyer has not agreed in writing to pay such additional consideration), and (3) all e-mails and other electronic files on Seller’s servers and networks relating to the foregoing items referenced in this sub-section (b) in each case, shall be excluded (the foregoing items, taking into account the exclusions listed above, collectively, the “Records”).

“Assignment” has the meaning set forth in Section 11.3(a).

“Assumed Liabilities” has the meaning set forth in Section 13.1.

“Business Day” means a day other than a Saturday, Sunday or a day on which commercial banks in Houston, Texas are authorized or required by applicable Law to be closed for business.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Indemnified Parties” has the meaning set forth in Section 13.2(a).

“Buyer Taxes” means (a) all Subject Transfer Taxes, (b) all Taxes (other than Asset Taxes) imposed on or asserted against Buyer in respect of its business or the acquisition of the Assets for any taxable period or portion thereof, whether before or after the Closing Date, (c) all Asset Taxes for any taxable period or portion thereof on and after the Effective Time, and (d) all other Taxes to the extent attributable to the obligations of Buyer hereunder.

“Buyer’s Knowledge” means the actual knowledge, without any obligation of investigation or inquiry, of those Persons listed on Schedule 1.1(a).

“Cap” has the meaning set forth in Section 13.2(c)(2).

“Claim” means any claim, demand, cause of action, petition or similar notice.

“Claim Notice” has the meaning set forth in Section 13.3(a).

“Closing” has the meaning set forth in Section 11.1.

“Closing Amount” means the Preliminary Purchase Price, less the Performance Deposit.

“Closing Date” has the meaning set forth in Section 11.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” has the meaning set forth in Section 7.2(c).

“Consent” has the meaning set forth in Section 5.5.

“Contract” means any written contract or agreement, including farmin and farmout agreements; participation, exploration and development agreements; area of mutual interest agreements; drilling contracts and service agreements; crude oil, condensate and natural gas purchase and sale, gathering, transportation and marketing agreements; forward sales agreements; joint operating agreements; balancing agreements; unitization agreements; unit operating agreements; processing agreements; facilities or equipment leases; and other similar Contracts, but excluding, however, the Leases.

“Cure Period” has the meaning set forth in Section 4.2(h).

“Customary Post-Closing Consents” means the consents, approvals and authorizations of a Governmental Entity for the assignment of the Assets to another Person that are customarily obtained after the assignment of properties similar to the Assets.

“Deductible” has the meaning set forth in Section 13.2(c)(1).

“Defect Notice Date” means 5:00 p.m. Central Time on the first Business Day after the date that is twenty (20) days after the Execution Date.

“Defensible Title” has the meaning set forth in Section 4.1(b).

“Dispute” means any dispute, claim or controversy of any kind or nature related to, arising under, or connected with this Agreement or the transactions contemplated hereby (including disputes as to the creation, validity, interpretation, breach or termination of this Agreement).

“DOJ” means the U.S. Department of Justice.

“Due Diligence Period” has the meaning set forth in Section 3.1.

“Due Diligence Review” has the meaning set forth in Section 3.1.

“Effective Time” means August 1, 2017, at 12:01 a.m. local time where the Assets are located.

“Event” has the meaning set forth in Section 1.1 under the defined term “Material Adverse Effect”.

“Excluded Assets” means (a) (1) all corporate, financial, income, Tax, legal and other records of Seller that relate to Seller’s business generally (whether or not relating to the Assets) and (2) all books, files and other records that relate to the Excluded Assets (whether or not also relating to any Asset); (b) all rights to any refunds for Taxes or other costs or expenses borne by Seller or Seller’s predecessors in interest and attributable to periods prior to the Effective Time in accordance with the principles of Section 8.1; (c)  any refunds due Seller by a Third Party for any overpayment of rentals or other amounts attributable to the Assets with respect to any period of time prior to the Effective Time; (d) except to the extent relating to the Assumed Liabilities, any causes of action, claims and other rights (including for indemnification and defense) of Seller to the extent arising prior to the Effective Time; (e) all of Seller’s proprietary technology, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property;  (f) all data that cannot be disclosed to Buyer as a result of confidentiality arrangements under agreements with Third Parties (provided that Seller shall use commercially reasonable efforts to obtain a waiver from such Third Party to disclose such data); (g) all geophysical and other seismic and related technical data and information primarily relating to the Properties to the extent that such geophysical and other seismic and related technical data and information is not transferable without payment of a fee or other penalty (unless Buyer agrees in writing to pay such fee or penalty); (h) office leases; (i) any of Seller’s equipment or personal property on the Lands; and (j) those other assets described on Exhibit D.

“Execution Date” has the meaning set forth in the Preamble.

“Final Purchase Price” has the meaning set forth in Section 12.1(a).

“Final Settlement Date” has the meaning set forth in Section 12.1(a).

“Final Settlement Statement” has the meaning set forth in Section 12.1(a).

“Final Settlement Statement Due Date” has the meaning set forth in Section 12.1(a).

“FTC” means the Federal Trade Commission.

“Fundamental Representations” means the representations and warranties of (a) Seller contained in Section 5.1,  Section 5.2,  Section 5.4,  Section 5.7,  Section 5.10 and Section 5.11 and (b) Buyer contained in Section 6.1,  Section 6.2,  Section 6.4,  Section 6.6,  Section 6.9  and Section 6.10.

“GAAP” means generally accepted accounting principles in the United States.

“Governing Documents” means the documents governing the formation and internal operation of a Person, including (a) in the instance of a corporation, the articles/certificate of incorporation and bylaws of such corporation, and (b) in the instance of a limited liability company, the certificate of formation and limited liability company agreement of such limited liability company.

“Governmental Authorizations” means any federal, state or local governmental license, permit, franchise, order, exemption, variance, waiver, authorization or certificate, or any application therefor.

“Governmental Entity” means any instrumentality, subdivision, court, administrative agency, commission, official or other authority of the United States or any other country or any state, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any administrative, executive, judicial, legislative, police, regulatory, taxing, importing or other governmental or quasi-governmental authority.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hydrocarbons” means oil, gas, casinghead gas, coal bed methane, condensate and other gaseous and liquid hydrocarbons or any combination thereof.

“Indemnified Party” has the meaning set forth in Section 13.3(a).

“Indemnifying Party” has the meaning set forth in Section 13.3(a).

“Lands” has the meaning set forth in Section 1.1 under the defined term “Assets.”

“Law” means any statute, law, principle of common law, rule, regulation, judgment, order, ordinance, requirement, code, writ, injunction, or decree of any Governmental Entity.

“Leases” has the meaning set forth in Section 1.1 under the defined term “Assets.”

“Legal Right” means, to the extent arising from, or in any way related to the Assets, the legal authority and right, including through the exercise of voting, managerial or other similar authority or right, if any.

“Lien” means any of the following: mortgage, lien (statutory or other), other security agreement or interest, hypothecation, pledge or other deposit arrangement, charge, levy, executory seizure, attachment, garnishment, encumbrance (including any easement, exception, reservation or limitation), conditional sale, title retention or other similar agreement, preemptive or similar right, or any option; provided,  however, that the term “Lien” shall not include any of the foregoing to the extent created by this Agreement.

“Losses” has the meaning set forth in Section 13.2.

“Material Adverse Effect” means, any state of facts, change, event, effect or occurrence (each, an “Event”), when taken together with all other Events, that has a material adverse effect on (a) the ability of Seller to consummate the transactions contemplated by this Agreement or (b) the ownership of the Assets, taken as a whole;  provided,  however, that none of the following Events shall be deemed to constitute, and none of the following Events shall be taken into account in determining whether there has been, a “Material Adverse Effect”: (1) national, international, regional or local business, economic or political conditions, including the engagement by the

United States of America in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States of America or any of its respective territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States of America; (2) events affecting the financial, banking or securities markets (including any disruption thereof or any decline in the price of securities or any market or index); (3) conditions (or changes in such conditions) generally affecting the oil and gas and/or gathering, processing or transportation industry whether as a whole or specifically in any area or areas where the Assets are located; (4) increases in energy, electricity, natural gas, oil, or other raw materials or operating costs; (5) changes or reinterpretations in GAAP or Law; (6) the taking of any action required by this Agreement; (7) any actions taken or omitted to be taken by or at the request or with the written consent of Buyer; (8) changes in prices of Hydrocarbons, including changes in price differentials; (9) effects or changes that are cured or no longer exist by the earlier of the Closing or the termination of this Agreement pursuant to ARTICLE 10; (10) the exercise of a Preferential Right set forth on Schedule 5.6 or failure to obtain a Consent, approval or authorization set forth on Schedule 5.5 or any Customary Post-Closing Consent affecting any of the Assets; (11) reclassifications or recalculations of reserves in the ordinary course of business; or (12) orders, actions or inactions of any Governmental Entity of general application; provided, however, with respect to the Events described in subparts (1) – (4), only to the extent such Events do not have a disproportionate effect on Seller or the Assets.

“Net Mineral Acre” means, as to each Lease, the product of (a) the number of surface acres of land that are described in the tract covered by such Lease (i.e. the total gross acres), multiplied by (b) the undivided fee interest in the fee minerals, non-executive interests and other mineral fee interests in the land covered by such tract burdened by the Lease, multiplied by (c) the Seller’s working interest in such Lease. If Net Mineral Acres vary by tract for a Lease, “Net Mineral Acres” shall be calculated separately for each such tract for such Lease.

“Net Revenue Interest” means, with respect to any Person, the interest of such Person in and to the Hydrocarbons produced and saved from, or otherwise attributable to a Lease after satisfaction of all royalties, overriding royalties, net profits interests and other similar burdens on or measured by production of Hydrocarbons therefrom.

“Notice of Defective Interests” has the meaning set forth in Section 4.2(c).

“Outside Termination Date” means ninety (90) days following the Execution Date.

“Party” or “Parties has the meaning set forth in the Preamble.

“Per Item Threshold” has the meaning set forth in Section 13.2(c)(1).

“Performance Deposit” has the meaning set forth in Section 2.2(a).

“Permitted Encumbrances” has the meaning set forth in Section 4.1(c).

“Person” means any individual or entity, including any corporation, limited liability company, partnership (general or limited), joint venture, association, joint stock company, trust, unincorporated organization or Governmental Entity.

“Preferential Right” has the meaning set forth in Section 5.6.

“Preliminary Purchase Price” has the meaning set forth in Section 2.5.

“Preliminary Settlement Statement” has the meaning set forth in Section 2.5.

“Properties” has the meaning set forth in Section 1.1 under the defined term “Assets.”

“Property Taxes” has the meaning set forth in Section 8.1.

“Purchase Price” has the meaning set forth in Section 2.2.

“Records” has the meaning set forth in Section 1.1 under the defined term “Assets.”

“Required Consent” has the meaning set forth in Section 4.4(b)(1).

“Representatives” means, with respect to each Party, such Party’s Affiliates and such Party’s and such Party’s Affiliates’ respective directors, officers, members, employees, agents, brokers, accountants, consultants, financial advisors, counsel, financing sources and other representatives.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the Preamble.

“Seller Indemnified Parties” has the meaning set forth in Section 13.2(b).

“Seller Taxes” means (a) all Taxes (other than Asset Taxes and Subject Transfer Taxes) imposed on or asserted against Seller in respect of its business or the disposition of the Assets for any taxable period or portion thereof, whether before or after the Closing Date, (b) all Asset Taxes for any taxable period or portion thereof ending immediately prior to the Effective Time, (c) all Taxes imposed on or with respect to the ownership or operation of the Excluded Assets or that are attributable to any asset or business of Seller that is not part of the Assets and (d) all other Taxes to the extent attributable to the obligations of Seller hereunder.

“Seller Transaction Costs” means all fees, costs and expenses of any brokers, financial advisors, consultants, accountants, attorneys or other professionals payable by Seller in connection with the structuring, negotiation or consummation of the transactions contemplated by this Agreement.

“Seller’s Knowledge” means the actual knowledge, without any obligation of investigation or inquiry, of the Persons listed on Schedule 1.1(b).

“Subject Transfer Taxes” has the meaning set forth in Section 8.2.

“Surface Use Agreement” has the meaning has the meaning set forth in Section 1.1 under the defined term “Assets.”

“Target Formation” means the stratigraphic equivalent of that geological formation found in the Lewis Petro Properties Inc. WNH JR Land Company Limited #1H well (API No. 42-479-41579) located in Webb County, Texas, with a top at 12,440’ MD and a base at 12,795’ MD, as shown in the log display attached as Exhibit E, recognizing that the depth of such formation will vary across the area in which the Assets are located.

“Tax” means (a) any taxes and assessments imposed by any Governmental Entity, including net income, gross income, profits, gross receipts, license, employment, stamp, occupation, premium, alternative or add-on minimum, ad valorem, real property, personal property, transfer, real property transfer, value added, sales, use, environmental (including taxes under Code Section 59A), customs, duties, capital stock, franchise, excise, withholding, social security (or similar), unemployment, disability, payroll, fuel, excess profits, windfall profit, severance, estimated or other tax, including any interest, penalty or addition thereto, whether disputed or not, and any expenses incurred in connection with the determination, settlement or litigation of the Tax liability, (b) any obligations to indemnify any other Person under any agreements or arrangements with respect to Taxes described in clause (a) above, and (c) any transferee liability in respect of Taxes described in clauses (a) and (b) above or payable by reason of assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law) or otherwise.

“Tax Claim” has the meaning set forth in Section 12.4(a).

“Tax Partnership” has the meaning set forth in Section 5.11.

“Tax Proceeding” has the meaning set forth in Section 8.4.

“Tax Return” means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated Tax.

“Third Party” means any Person other than the Parties and their respective Affiliates.

“Third Party Claim” has the meaning set forth in Section 13.3(b).

“Third Party Proprietary Data” means all geological, geophysical, technical and other proprietary data and information, including as may be covered by any patent or other intellectual property right, that is owned or otherwise held by a Third Party and licensed to Seller, with no rights to transfer or disclose same to Buyer.

“Title Adjustment Amount” has the meaning set forth in Section 4.2(g).

“Title Benefit” has the meaning set forth in Section 4.2(b).

“Title Benefit Amount” has the meaning set forth in Section 4.2(f).

“Title Benefit Notice” has the meaning set forth in Section 4.2(d).

“Title Benefit Property” has the meaning set forth in Section 4.2(d).

“Title Defect” has the meaning set forth in Section 4.2(a).

“Title Defect Amount” has the meaning set forth in Section 4.2(e).

“Title Defect Expert” has the meaning set forth in Section 4.3(a).

“Title Defect Property” has the meaning set forth in Section 4.2(c).

“Title Dispute Notice” has the meaning set forth in Section 4.3.

“Title Disputed Matter” has the meaning set forth in Section 4.3.

1.2References, Construction and Joint Drafting.

(a)References and Construction.  When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference will be to an Article, Section, Exhibit or Schedule to this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.”  Unless the context otherwise requires, (1) words, terms and titles (including terms defined herein) in the singular include the plural and vice versa, (2) the words “herein,” “hereof,” “hereby,” “hereunder” and words of similar nature refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited, (3) the words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur, (4) each accounting term not defined herein will have the meaning given to it under GAAP, (5) the use in this Agreement of a pronoun in reference to a Party hereto includes the masculine, feminine or neuter, as the context may require, (6) all references to “$” shall be deemed references to United States Dollars, (7) the headings of the Articles and Sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement, (8) the words “shall” and “will” are used interchangeably throughout this Agreement and shall accordingly be given the same meaning, regardless of which word is used, and (9) except as expressly provided otherwise in this Agreement, references to any Law or agreement means such Law or agreement as it may be amended from time to time.

(b)Joint Drafting.  The Parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE 2
PURCHASE AND SALE

2.1Purchase and Sale. Subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller at Closing, and Seller agrees to sell, assign and deliver to Buyer at Closing, the Assets for the consideration specified in this ARTICLE 2.

2.2Purchase Price.  The unadjusted purchase price for the Assets shall be $104,659,098 (the “Purchase Price”), which amount is the equivalent of $1,500 per Net Mineral Acre covered by the Leases (as contemplated on Exhibit A).  The Purchase Price shall be payable as follows:

(a)On the date that this Agreement is fully executed by all Parties, Buyer shall pay, by wire transfer of immediately available funds to Seller’s designated account, an amount equal to 10% of the unadjusted Purchase Price (the “Performance Deposit”).  The Performance Deposit shall be held by Seller in accordance with this Agreement in order to secure Buyer’s performance of this Agreement.  All interest earned on the Performance Deposit shall be retained by Seller unless the Performance Deposit is returned to Buyer.

(b)At Closing, Buyer shall pay to Seller the Closing Amount by wire transfer of immediately available funds to Seller’s designated account.

(c)After Closing, final adjustments to the Purchase Price shall be made (1) pursuant to the Final Settlement Statement to be delivered pursuant to Section 12.1(a) and the payments made by the owing Party as provided in Section 12.1(a), and (2) upon final resolution of any Title Disputed Matters in accordance with ARTICLE 4.

2.3Allocation of the Purchase Price.

(a)Solely for the purposes of ARTICLE 4, Buyer and Seller have agreed upon an allocation of the Purchase Price among the Leases as set forth as part of Exhibit A  (collectively, the “Allocated Values”). Any adjustments to the Purchase Price, other than the adjustments provided for in Section 2.4, shall be applied on a pro rata basis to the amounts set forth on Exhibit A for all Assets.  After all such adjustments are made, any adjustments to the Purchase Price made pursuant to Section 2.4 shall be applied to the amounts set forth on Exhibit A for the particular affected Assets. Seller makes no representation or warranty as to the accuracy of such Allocated Values.

(b)Buyer and Seller shall use commercially reasonable efforts to agree to an allocation of the Purchase Price, and any other items properly treated as consideration for U.S. federal income Tax purposes, among the Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder and, to the extent allowed under applicable federal income tax law, in a manner consistent with the Allocated Values, within ninety (90) days after the Final Settlement Date.  If Seller and Buyer reach an agreement with respect to the allocation, (i) Buyer and Seller shall report consistently with the allocation on all Tax Returns, including Internal Revenue Service Form 8594, which Buyer and Seller shall timely file with the IRS, and (ii) neither Seller nor Buyer shall take any position on any Tax Return that is inconsistent with such allocation, unless otherwise required by applicable law.

2.4Adjustments to Purchase Price.  The Purchase Price shall be adjusted according to this Section 2.4 without duplication.  For purposes of determining the amounts of the adjustments to the Purchase Price provided for in Section 2.4,  and otherwise making the allocations described below, the principles set forth in Section 2.4(a) shall apply.

(a)Proration of Costs and Revenues.

(1)Buyer shall be (A) entitled to all income, proceeds, receipts and credits earned with respect to the Assets from and after the Effective Time and (B) responsible for (and entitled to any refunds with respect to) all property expenses attributable to the Properties incurred from and after the Effective Time.

(2)Seller shall be (A) entitled to all income, proceeds, receipts and credits earned with respect to the Assets prior to the Effective Time and (B) responsible for (and entitled to any refunds with respect to) all property expenses attributable to the Properties incurred prior to the Effective Time.

(b)Upward Adjustments.  To calculate the Preliminary Purchase Price and the Final Purchase Price, the Purchase Price shall be adjusted upward, without duplication, by the following:

(1)an amount equal to the Subject Transfer Taxes paid by Seller or its Affiliates with respect to the transactions contemplated by this Agreement;

(2)an amount equal to all property expenses, if any, attributable to the Assets from and after the Effective Time and prior to Closing that were paid by Seller or its Affiliates;

(3)an amount equal to all Asset Taxes allocated to Buyer in accordance with Section 8.1 but paid by Seller;

(4)an amount equal to any prepaid expenses, if any, paid by the Seller or its Affiliates and attributable to the ownership of the Assets from and after the Effective Time and prior to Closing, other than, in each case, any of the foregoing to the extent same is an Excluded Asset;

(5)an amount equal to the Title Benefit Amount; and

(6)any other amount provided for in this Agreement or otherwise agreed to by Buyer and Seller.

(c)Downward Adjustments.  To calculate the Preliminary Purchase Price and the Final Purchase Price, the Purchase Price shall be adjusted downward, without duplication, by the following:

(1)an amount equal to the Title Adjustment Amount attributable to Title Defects for which the remedy set forth in Section 4.2(i)(1) applies;

(2)an amount equal to the Allocated Value of those Assets not transferred at Closing in accordance with Section 4.2(i)(2), Section 4.4(a) or Section 4.4(b);

(3)an amount equal to all Asset Taxes allocated to Seller in accordance with Section 8.1 but paid by Buyer;

(4)an amount equal to the difference between (i) the outstanding Bonus Payments set forth on Schedule 5.14; and (ii) any portion of such Bonus Payments which are paid by Seller between the Execution Date and Closing; and

(5)any other amount provided in this Agreement or otherwise agreed to by Buyer and Seller.

2.5Preliminary Settlement Statement.  On or before the day that is two (2) Business Days prior to Closing, Seller shall deliver to Buyer a statement (the “Preliminary Settlement Statement”) setting forth Seller’s calculations of the adjustments to the Purchase Price set forth in Section 2.4 (the Purchase Price, as so adjusted “Preliminary Purchase Price”), the resulting Preliminary Purchase Price and the Closing Amount, in each case, using the best information reasonably available to Seller at the Closing Date, along with such data in Seller’s possession as is reasonably necessary to support such calculations.  The Preliminary Settlement Statement also shall set forth Seller’s designated account for purposes of Buyer’s payment of the Closing Amount.  The Parties shall attempt to agree upon the Preliminary Purchase Price prior to Closing, and in the event the Parties cannot agree upon the Preliminary Purchase Price prior to Closing, Seller’s calculation of the Preliminary Purchase Price and the Closing Amount as set forth in the Preliminary Settlement Statement shall be used by the Parties for purposes of Closing.

ARTICLE 3
BUYER’S INSPECTION; DUE DILIGENCE REVIEW

3.1Due Diligence.  Subject to the provisions of this ARTICLE 3, from and after the execution of this Agreement up to the Defect Notice Date (the “Due Diligence Period”), Seller will make the Leases available to Buyer and its Representatives for inspection and review to permit Buyer, at Buyer’s sole cost, to perform its due diligence with respect to the Leases (“Due Diligence Review”).

3.2Access to Records.  For purposes of the Due Diligence Review, to the extent the Records are in Seller’s possession or reasonable control and are not (a) Excluded Assets or (b) subject to (1) a valid legal privilege or (2) disclosure or transfer restrictions owing by Seller to a Third Party, Seller will, upon reasonable (being no less than one (1) Business Day’s) advance notice from Buyer, make the Records available to Buyer at the offices of Seller during normal business hours.

ARTICLE 4
TITLE MATTERS

4.1Seller’s Title.

(a)Exclusive Remedy.  Other than Buyer’s remedies for breaches of Section 7.1(a)(1),  Section 7.1(a)(2),  Section 7.1(a)(3),  Section 7.1(a)(4) or Section 7.1(a)(6), respectively or under ARTICLE 13 for breaches of Seller’s representations and warranties in Section 5.12,  Section 5.13 or Section 5.14,  Section 4.1,  Section 4.2,  Section 4.3 and the “special warranty” contained in the Assignment shall be the sole and exclusive rights and remedies of Buyer with respect to Seller’s failure to have Defensible Title with respect to the Assets or any other title matter with respect to the Assets.  OTHER THAN THE REPRESENTATIONS AND WARRANTIES OF SELLER IN

Section 5.12,  Section 5.13 OR Section 5.14 AND THE “SPECIAL WARRANTY” CONTAINED IN THE ASSIGNMENT, SELLER MAKES NO, AND DISCLAIMS ALL, WARRANTIES OR REPRESENTATIONS, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO ITS TITLE TO THE PROPERTIES AND OTHER ASSETS; AND BUYER HEREBY ACKNOWLEDGES AND AGREES THAT BUYER’S SOLE AND EXCLUSIVE REMEDY FOR ANY DEFECT OF TITLE WITH RESPECT TO THE PROPERTIES AND OTHER ASSETS (OTHER THAN FOR BREACHES OF Section 7.1(a)(1),  Section 7.1(a)(2),  Section 7.1(a)(3),  Section 7.1(a)(4) or Section 7.1(a)(6), respectively or under ARTICLE 13 for breaches of Seller’s representations and warranties in Section 5.12,  Section 5.13 or Section 5.14), INCLUDING ANY TITLE DEFECT, SHALL BE AS PROVIDED FOR IN SECTION 4.1,  SECTION 4.2,  SECTION 4.3,  ARTICLE 13 (for breaches of Seller’s representations and warranties in Section 5.12,  Section 5.13 or Section 5.14) AND THE “SPECIAL WARRANTY” CONTAINED IN THE ASSIGNMENT.    Buyer will not be entitled to make a claim for an amount which, with respect to an individual Lease, exceeds the Allocated Value of such Lease.

(b)Defensible Title.  The term “Defensible Title” means such title of Seller to the Properties immediately prior to the Effective Time that, subject to and except for Permitted Encumbrances:

(1)in the case of any Lease, entitles Seller to receive a Net Revenue Interest with respect to the Target Formation of not less than the Net Revenue Interest shown on Exhibit A with respect to the complete Target Formation for such Lease, except (A) as otherwise specifically set forth in such Exhibit, (B) for decreases in connection with those operations from and after the Execution Date in which Seller may (if consented to by Buyer) be a non-consenting co-owner, and (C) for decreases resulting from the establishment or amendment of pools or units from and after the Execution Date;

(2)in the case of any Lease, entitles Seller to receive the Net Mineral Acres with respect to the Target Formation of not less than the Net Mineral Acres shown on Exhibit A with respect to the complete Target Formation for such Lease, except as otherwise specifically set forth in such Exhibit;

(3)with respect to any Lease that is in its primary term, such primary term does not expire on or before the date set forth on Exhibit A as the expiration date of the primary term for such Lease; and

(4)is free and clear of Liens.

In evaluating the significance of any fact, circumstance or condition for the purpose of determining Defensible Title or a Title Defect, due consideration shall be given to whether such fact, circumstance or condition is of the type expected to be encountered in the area involved and is usual and customarily acceptable to reasonable and prudent operators, interest owners, and/or purchasers engaged in the business of ownership, operation and development of oil and gas properties with knowledge of such facts and appreciation of their legal significance.

(c)Permitted Encumbrances.   The term “Permitted Encumbrances” means any and all of the following:

(1)lessors’ royalties, overriding royalties, net profits interests, production payments, reversionary interests and similar burdens on or measured by production if the net cumulative effect of such burdens does not operate to reduce the Net Revenue Interest or Net Mineral Acres with respect to any of the Target Formation for any Lease below the Net Revenue Interest or Net Mineral Acres set forth on Exhibit A with respect to such Lease with respect to the Target Formation for such Lease;

(2)Preferential Rights set forth on Schedule 5.6;

(3)Liens for Taxes that are not yet due and payable or that are being contested in good faith in the normal course of business;

(4)all Consents set forth on Schedule 5.5 and any Customary Post-Closing Consents;

(5)excepting circumstances where such rights have already been triggered, customary rights of reassignment upon final intention to surrender or abandon any Asset;

(6)easements, rights‑of‑way, servitudes, permits, surface leases and other rights with respect to surface operations, pipelines, grazing, logging, canals, ditches, reservoirs or the like, and easements for streets, alleys, highways, pipelines, telephone lines, power lines, distribution lines, railways and other easements and rights-of-way, on, over or in respect of any of the Assets or any restriction on access thereto, in each case, that do not materially interfere with operations currently conducted on the affected Asset;

(7)the terms and conditions of the Leases or of any compulsory pooling or other order of the Texas Railroad Commission or any other Governmental Entity; provided,  however, that the net cumulative effect of such items does not operate to reduce the Net Revenue Interest or Net Mineral Acres with respect to any of the Target Formation for any Lease below the Net Revenue Interest or Net Mineral Acres set forth on Exhibit A with respect to such Lease with respect to the Target Formation for such Lease;

(8)materialmen’s, mechanics’, operators’ or other similar Liens arising (A) in the ordinary course of business or (B) incident to the construction or improvement of any property in the ordinary course of business, in each case for amounts not yet due and payable (including any amounts being withheld as provided by Law) or that are being contested in good faith in the normal course of business;

(9)such Title Defects and/or breaches of the “special warranty” contained in the Assignment that Buyer has waived in writing;

(10)Liens burdening the Assets that will be discharged or released at or before Closing (which includes, for the sake of clarity, Liens pursuant to debt facilities maintained by Seller or any Affiliate of Seller that are released at or before Closing);

(11)all rights reserved to or vested in any Governmental Entities to control or regulate any of the Assets in any manner or to assess Tax with respect to the Assets, the ownership, use or operation thereof, or revenue, income or capital gains with respect thereto, and all obligations and duties under all applicable Laws of any such Governmental Entity or under any franchise, grant, license or permit issued by any Governmental Entity;

(12)zoning and planning ordinances and municipal regulations;

(13)the terms and conditions of this Agreement;

(14)Liens of landowners (regardless of whether or not such Liens are subordinate to the applicable Leases);

(15)all other Liens, obligations, defects and irregularities affecting the Assets that do not operate to reduce the Net Revenue Interest or Net Mineral Acres with respect to any of the Target Formation for any Lease below the Net Revenue Interest or Net Mineral Acres set forth on Exhibit A with respect to such Lease with respect to the Target Formation for such Lease or materially impair or have a material adverse effect on the ownership or use of such Lease; and

(16)following the Defect Notice Date, any matter that could have been claimed as a Title Defect pursuant to Section 4.2(c) (other than any claims for breaches of the “special warranty” contained in the Assignment) but for which Buyer failed to deliver a Notice of Defective Interests in accordance with such Section prior to the Defect Notice Date.

(17)All outstanding Bonus Payments set forth on Schedule 5.14.

4.2Title Defects and Title Benefits.

(a)Title Defect.  The term “Title Defect” means any Lien, obligation, defect, or other matter that causes Seller not to have Defensible Title to any Property, provided,  however, that none of the following shall be considered Title Defects:

(1)defects in the chain of title consisting of the failure to recite marital status in a document unless Buyer provides affirmative evidence that such failure has resulted in another party’s actual and superior claim of title;

(2)defects arising out of lack of survey or lack of metes and bounds description unless Buyer provides affirmative evidence that the same has resulted in another party’s actual and superior claim of title;

(3)defects asserting a change in Net Revenue Interest based on a change in drilling and spacing units, tract allocation or other changes in pool or unit participation occurring after the Effective Time by a Person other than Seller;

(4)defects arising out of lack of corporate or other entity authorization unless Buyer provides affirmative evidence that such lack of authorization has resulted in another party’s actual and superior claim of title;

(5)defects that have been cured by applicable Laws of limitations, prescription, laches or otherwise;

(6)defects based on a gap in Seller’s chain of title in the State of Texas’ records as to any applicable Leases where the State of Texas or its agent is the lessor thereunder, or in the applicable county records in the State of Texas as to the other Leases, unless (a) such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain or runsheet, which documents shall be provided with delivery of a Notice of Defective Interest with respect to such defects, and (b) Buyer provides affirmative evidence that such gap in title results in another Person’s superior claim of title to the relevant Assets, which evidence shall be included with such Notice of Defective Interest;

(7)defects or irregularities resulting from or related to probate proceedings or lack thereof unless Buyer provides affirmative evidence that such probate proceedings or lack thereof has resulted in another party’s actual and superior claim of title;

(8)defects arising from prior oil and gas leases relating to the Lands that are terminated, expired or invalid but not surrendered of record;

(9)any defect that affects only which Person has the right to receive royalty payments (rather than the amount of such royalty) and that does not affect the validity of the underlying Lease;

(10)any Lien, defect, irregularity or other matter that (i) does not operate to reduce the Net Revenue Interest or Net Mineral Acres with respect to any of the Target Formation for any Lease below the Net Revenue Interest or Net Mineral Acres set forth on Exhibit A with respect to such Lease with respect to the Target Formation for such Lease and (ii) would customarily be waived by a reasonably prudent owner of oil and gas properties; and

(11)defects based on references to lack of information (unless such information (A) is not reflected in the records of the applicable county and (B) is not in the Records made available to Buyer).

(b)Title Benefit.  The term “Title Benefit” means any right, circumstance or condition that operates to increase the Net Revenue Interest or Net Mineral Acres of Seller with respect to the Target Formation in any Lease above that shown on Exhibit A with respect to the Target Formation for such Lease.

(c)Notice of Defective Interest.  In order to assert a Title Defect, on or before the Defect Notice Date, Buyer shall notify Seller in writing of any matters that, in Buyer’s reasonable opinion, constitute a Title Defect (such notice, a “Notice of Defective Interests”).  To be effective, each Notice of Defective Interests shall be in writing and contain the following: (1) a clear description of the alleged Title Defect, (2) each Property (and the applicable intervals therein) affected by the alleged Title Defect (each such Property, a “Title Defect Property”), (3) the Allocated Value of each Title Defect Property, (4) supporting documents reasonably necessary for Seller (as well as any title attorney or examiner hired by Seller) to identify the basis of the alleged Title Defect, and (5) the amount which Buyer reasonably believes to be the Title Defect Amount as provided for in Section 4.2(e), and the computations and information upon which Buyer’s beliefs are based.  To give Seller an opportunity to commence reviewing and curing Title Defects, prior to the Defect Notice Date, Buyer agrees to use its reasonable efforts to give Seller weekly notices of all Title Defects discovered by Buyer during the preceding week;  provided that  any such notice may be preliminary in nature and supplemented prior to the Defect Notice Date.  Other than Buyer’s remedies for breaches of Section 7.1(a)(1),  Section 7.1(a)(2),  Section 7.1(a)(3),  Section 7.1(a)(4) or Section 7.1(a)(6), respectively or under ARTICLE 13 for breaches of Seller’s representations and warranties in Section 5.12,  Section 5.13, or Section 5.14,  any matters that may otherwise constitute a Title Defect, but of which Seller has not been notified by Buyer in a Notice of Defective Interests delivered in accordance with this Section 4.2(c) prior to the Defect Notice Date, shall be deemed to have been waived by Buyer for all purposes, except that Buyer’s rights under the “special warranty” contained in the Assignment shall only be deemed waived by Buyer to the extent Buyer had Knowledge of such matter as of the Defect Notice Date.

(d)Notice of Title Benefits.  On or prior to the Defect Notice Date, Buyer will promptly furnish Seller with written notice (in accordance with the requirements for a Title Benefit Notice below) of any matters that, in Buyer’s reasonable opinion, could constitute a Title Benefit, and that is discovered by any of Buyer’s or any of its Representatives (for the avoidance of doubt, including any title attorneys, landmen or other title examiners) while conducting Buyer’s Due Diligence Review.  On or before the Defect Notice Date, in order to assert a Title Benefit, Seller shall advise Buyer in writing of any matters that, in Seller’s reasonable opinion, constitute a Title Benefit (each such notice, a “Title Benefit Notice”).  Each Title Benefit Notice shall be in writing and contain the following:  (1) a clear description of the Title Benefit, (2) each Property (and the applicable intervals therein) affected by the Title Benefit (each such Property, a “Title Benefit Property”), (3) supporting documents reasonably necessary for Buyer (as well as any title attorney or examiner hired by Buyer) to identify the basis of the Title Benefit,  and (4) the amount which Seller reasonably believes to be the Title Benefit Amount for each Title Benefit Property and the computations and information upon which Seller’s belief is based.  Subject to Seller’s remedy for a breach of this Section 4.2(d) by Buyer, Seller shall be deemed to have waived all Title Benefits of which it has not given, or received, notice on or before the Defect Notice Date.

(e)Title Defect Amount. “Title Defect Amount” means the amount by which the Allocated Value of a Title Defect Property affected by a Title Defect is reduced as a result of the existence of such Title Defect, which amount shall be determined in accordance with the following methodology, terms and conditions:

(1)if Buyer and Seller agree on the Title Defect Amount, that amount shall be the Title Defect Amount;

(2)if the Title Defect is a Lien that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount of the payment necessary to remove such Title Defect from the Title Defect Property;

(3)in the event that the Title Defect for any Lease is the actual failure of Seller to own the represented Net Revenue Interest with respect to the Target Formation for such Lease set forth on Exhibit A, then the Title Defect Amount shall be equal to the Allocated Value of the Title Defect Property multiplied by a fraction, (A) the numerator of which is the difference between (i) the actual Net Revenue Interest with respect to Target Formation for the Title Defect Property, and (ii) the Net Revenue Interest with respect to the Target Formation for such Title Defect Property as set forth on Exhibit A, and (B) the denominator of which is the Net Revenue Interest with respect to the Target Formation for such Title Defect Property as set forth on Exhibit A;

(4)in the event that the Title Defect for any Lease is the actual failure of Seller to own the represented Net Mineral Acres with respect to the Target Formation for such Lease set forth on Exhibit A,  then the Title Defect Amount shall be equal to (i) the Net Mineral Acres with respect to the Target Formation for such Title Defect Property as set forth on Exhibit A, less the actual Net Mineral Acres with respect to the Target Formation for the Title Defect Property, multiplied by (ii) $1,500;

(5)if the Title Defect represents an obligation, encumbrance, burden or charge upon or other defect in title to the Title Defect Property of a type not described in subsections (1),  (2),  (3) or (4) above, the Title Defect Amount shall be determined by taking into account the following factors:  (A) any potential discrepancy between (i) the Net Revenue Interest or Net Mineral Acres with respect to the Target Formation, as applicable, for such Title Defect Property and (ii) the Net Revenue Interest or Net Mineral Acres, as applicable, with respect to the Target Formation as stated on Exhibit A for such Title Defect Property; (B) the Allocated Value of the Title Defect Property; (C) the portion of the Title Defect Property affected by the Title Defect; (D) the legal effect of the Title Defect; (E) the values placed upon the Title Defect by Buyer and Seller; and (F) such other reasonable factors as are necessary to make a proper evaluation; and

(6)the Title Defect Amount with respect to a Title Defect shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder, or for which Buyer otherwise receives credit in the calculation of the adjusted Purchase Price hereunder.

(f)Title Benefit Amount.  The “Title Benefit Amount” means the amount by which the Allocated Value of a Title Benefit Property affected by a Title Benefit is increased as a result of the existence of such Title Benefit.  Each Title Benefit Amount shall be determined in accordance with the same methodology, terms and conditions for determining each Title Defect Amount.  With respect to any Title Benefits reported under Section 4.2(d), the Title Benefit Amount attributable to such Title Benefits shall be used first to reduce the amount of the aggregate Title Defect Amounts attributable to Title Defects properly and timely raised by Buyer and thereafter to increase the Purchase Price by the amount, if any, of any remaining Title Benefit Amount after offsetting all Title Defect Amounts as determined pursuant to this Agreement.  If the Parties cannot reach an agreement on alleged Title Benefits or Title Benefit Amounts by the scheduled Closing, then (1) the average of Seller’s and Buyer’s good faith estimate of such disputed Title Benefit Amount shall be used in calculating the reduction to the Title Defect

Amounts pursuant to this Section 4.2(f) to the extent applicable, and (2) the provisions of Section 4.3 shall apply.

(g)Title Adjustment Amount.  The amount by which the Purchase Price is to be adjusted in accordance with this ARTICLE 4 for Title Defect Amounts (after, for the avoidance of doubt, taking into account any offsetting Title Benefit Amounts) shall be referred to as the “Title Adjustment Amount”.

(h)Seller’s Right to Cure.  Continuing until two (2) Business Days prior to Closing (such period of time, the “Cure Period”), Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure or remove any Title Defects timely asserted by Buyer pursuant to Section 4.2(c).  If Seller believes that it has cured any applicable Title Defect, Seller shall deliver written notice thereof to Buyer, together with supporting documents available to Seller and reasonably necessary for Buyer (as well as any title attorney or examiner hired by Buyer) to verify the cure of such Title Defect.  Buyer shall, within five (5) Business Days following Buyer’s receipt of written notice from Seller that it has cured the applicable Title Defect, but in any event, no later than Closing,  notify Seller in writing (including by email) whether it agrees or disputes that any such Title Defect has been so cured; provided that Buyer’s failure to timely respond to Seller’s notice of cure shall be deemed Buyer’s agreement that such Title Defect has been cured and Buyer’s waiver of its Claim with respect to such Title Defect.  If Buyer timely notifies Seller of a Dispute as to Seller’s attempted cure of any Title Defect, then (subject to Section 4.2(i)), the provisions of Section 4.3 shall apply to such Title Defect.

(i)Remedies for Title Defects.  Subject to Seller’s continuing right to dispute the existence of a Title Defect and/or the Title Defect Amount asserted with respect thereto, in the event that any Title Defect timely asserted by Buyer in accordance with Section 4.2(c) is not waived in writing by Buyer or cured by Seller prior to the end of the Cure Period, then Seller shall elect (subject to Buyer’s agreement as to clause (3)) one of the following remedies with respect to such Title Defect shall apply:

(1)reduce the Purchase Price by the Title Defect Amount applicable to such Title Defect;

(2)if the Title Defect Amount asserted by Buyer exceeds fifty percent (50%) of the Allocated Value of a Title Defect Property, Seller retains the entirety of such Title Defect Property that is subject to such Title Defect (together with all related Assets) and reduces the Purchase Price by an amount equal to the Allocated Value of the Assets so retained; or

(3)subject to the mutual agreement of the Parties, Seller indemnifies Buyer against all Losses (up to the Allocated Value of the applicable Title Defect Property) resulting from such Title Defect with respect to the applicable Title Defect Property based on the current use of such Title Defect Property pursuant to an indemnity agreement mutually acceptable to the Parties.

As to any Title Defect timely asserted by Buyer in accordance with Section 4.2(c) which is not waived in writing by Buyer or cured by Seller at Closing, and for which a corresponding Title

Defect Amount is included in the Title Adjustment Amount at Closing (including, for the avoidance of doubt, any Title Defect which Seller has chosen to dispute pursuant to Section 4.3), Seller also shall retain the right, but not the obligation,  to attempt to cure each such Title Defect after Closing at Seller’s sole cost and expense;  provided that Seller shall furnish notice to Buyer of Seller’s belief that it has cured any such Title Defect (together with supporting documents available to Seller and reasonably necessary for Buyer, as well as any title attorney or examiner hired by it, to verify the cure of any such Title Defect), by no later than the first Business Day following the date that is ten (10) days prior to the Final Settlement Statement Due Date.  If Buyer disagrees that the Title Defect has been cured, it shall so advise Seller in writing within five (5) Business Days after receipt of Seller’s notice as provided above, following which the provisions of Section 4.3 will apply to resolve such Dispute, and the Final Settlement Statement Due Date shall be extended to the extent necessary to complete the Dispute resolution procedure as provided for in Section 4.3.   Should Buyer (A) fail to respond to Seller’s notice of cure in such five (5) Business Day period, then Buyer shall be deemed to have (i) agreed that the Title Defect has been cured and (ii) waived its Claim with respect to such Title Defect, or (B) agree that the Title Defect has been cured, then, in each case, the Title Defect Amount attributable thereto and included in the Title Adjustment Amount used to adjust the Purchase Price at Closing shall be credited to Seller in the Final Settlement Statement and, in the event Seller, subject to Section 4.2(i)(2), retained any Assets attributable to such Title Defect at Closing, Seller shall assign to Buyer such Assets that were so retained by Seller at Closing pursuant to an instrument in substantially the same form as the Assignment in exchange for Seller being credited (without duplication) the entire Allocated Value of such Assets retained at Closing.

4.3Title Dispute Resolution.  If prior to the Closing or, with respect to the adequacy of Seller’s Title Defect curative actions after Closing, after the Closing, the Parties are unable to resolve any Title Disputed Matter, then either Party shall have the right, upon the delivery of written notice to the other Party (each, a “Title Dispute Notice”), to Dispute such Title Disputed Matter and to invoke the Dispute resolution provisions below in this Section 4.3 in order to resolve any such Dispute.  As used herein, the term “Title Disputed Matter” means a Dispute regarding any of the following:  (w) the existence and scope of a Title Defect or Title Benefit; (x) any Title Defect Amount or Title Benefit Amount, as the case may be; (y) the Title Adjustment Amount, if any; and (z) the adequacy of Seller’s Title Defect curative actions.  As to any Dispute regarding the adequacy of Seller’s Title Defect curative actions after Closing as provided for in Section 4.2(i), the Final Settlement Statement Due Date shall be extended to the extent necessary to complete the Dispute resolution procedure as provided for below in this Section 4.3.  Any Title Dispute Notice relating to any of Seller’s Title Defect curative actions taken during the Cure Period must be delivered within five (5) Business Days following Buyer’s receipt of notice from Seller that it has cured the applicable Title Defect, but in any event, no later than Closing.  Any Title Dispute Notice relating to any of Seller’s Title Defect curative actions conducted post-Closing must be delivered within five (5) Business Days following Buyer’s receipt of notice from Seller that it has cured the applicable Title Defect.  In no event will Closing be delayed on account of any Title Disputed Matter and, if the Title Defect Property affected thereby is transferred to Buyer at Closing, the average of the Parties’ respective good faith estimates of the Title Defect Amounts attributable to such Title Defect Property shall be used in the calculation and determination of the Title Adjustment Amount to be used at Closing (subject to subsequent corrective adjustment pursuant to this Section 4.3).

(a)The Parties shall attempt to resolve all Title Disputed Matters through good faith negotiations for a period of twenty (20) days after the delivery of a Title Dispute Notice by either Party.  Following such negotiation period, if the Title Disputed Matter at issue should remain in Dispute, such Title Disputed Matter shall be resolved pursuant to this Section 4.3 and the Parties shall mutually appoint an independent expert within five (5) Business Days after such negotiation period having the qualifications specified below (the “Title Defect Expert”).  If the Parties are unable to mutually agree upon the Title Defect Expert,  then the Parties shall, within ten (10) days after the expiration of such negotiation period, request (and either Party may so request alone if the other Party refuses to jointly act in good faith to do so during such ten (10) day period) that the AAA, acting through its offices in Houston, Texas, appoint the Title Defect Expert.  The Title Defect Expert shall be a licensed title attorney having a minimum of ten (10) years’ experience with regard to the types of title defects affecting the Properties involved in the Title Disputed Matter, shall be without any conflicts of interest as to the Parties, and shall not have been employed by or undertaken more than $50,000 of work, in the aggregate, for any Party or its Affiliates within the five year period preceding the submission of the Dispute.  For the avoidance of doubt, the Title Defect Expert will function as an expert in accordance with the procedures set forth in this Section 4.3, not as an arbitrator.

(b)Within thirty (30) days following the appointment of the Title Defect Expert,  Seller and/or Buyer shall provide the Title Defect Expert with a copy of this Agreement, and each Party shall provide, both to the Title Defect Expert and each other, a summary of its position with regard to each such outstanding Title Disputed Matter in a written document of five pages or less per Title Disputed Matter.  The Parties shall instruct the Title Defect Expert that, within thirty (30) days after receiving the Parties’ respective submissions, the Title Defect Expert shall render a written decision.  In rendering its decision, the Title Defect Expert shall not award (1) a higher Title Defect Amount than the lower of (A) the Allocated Value of the applicable Property or (B) the amount claimed by Buyer in its summary, (2) a higher Title Benefit Amount than the amount claimed by Seller in its summary, (3) a lower Title Benefit Amount than the amount claimed by Buyer in its summary or (4) a lower Title Defect Amount than that amount claimed by Seller in its summary, as applicable.  The Title Defect Expert shall determine the specific disputed Title Defect, Title Benefit, Title Defect Amount, Title Benefit Amount or the adequacy of Seller’s Title Defect curative actions, as the case may be, submitted by either Party and may not award damages, interest or penalties to either Party with respect to any other matter.  Any decision rendered by the Title Defect Expert pursuant hereto shall be final, conclusive, and binding on Seller and Buyer, and will be enforceable against each Party in any court having jurisdiction hereof or jurisdiction of either or both Parties, but is not reviewable by, or appealable to, any court except in the event of fraud.  The Parties shall each bear one-half of the costs of the Title Defect Expert and of any associated dispute resolution process and proceedings, except the Parties shall each bear its own legal fees with respect to any Dispute.

(c)If the Title Defect Expert determines that a Title Defect did not exist or that a Title Defect existed but was cured by Seller, then any Title Defect Amount attributable thereto that was included in the Title Adjustment Amount used at Closing, if any, shall be credited to Seller in the Final Settlement Statement.

(d)If the Title Defect Expert determines that a Title Defect exists, but that the Title Defect Amount attributable thereto is a lesser amount than any Title Defect Amount with respect thereto that was included in the Title Adjustment Amount used at Closing, if any, then the difference thereof shall be credited to Seller in the Final Settlement Statement.

(e)If the Title Defect Expert determines that a Title Defect exists, such Title Defect has not been cured by Seller and the Title Defect Amount attributable thereto is a greater amount than any Title Defect Amount with respect thereto that was included in the Title Adjustment Amount used at Closing,  if any, then the difference thereof shall be credited to Buyer in the Final Settlement Statement.

(f)Any such adjustments to the amount of the Purchase Price will be reflected in the Final Settlement Statement as applicable.

4.4Preferential Rights and Consents.

(a)Preferential Purchase Rights.  Promptly following the Execution Date, and in any event within ten (10) Business Days following the Execution Date, Seller shall send notices to the holder of each Preferential Right listed on Schedule 5.6 (if applicable) in accordance with the terms of the instruments giving rise to such Preferential Rights.  Seller shall provide a copy of each such notice to Buyer following the delivery thereof by Seller.    Seller shall use commercially reasonable efforts to cause waivers of such Preferential Rights to be obtained and delivered prior to Closing; provided that Seller shall not be required to make payments or undertake other obligations to or for the benefit of the holders of such Preferential Rights in order to obtain the required waivers.  Buyer shall cooperate with Seller in seeking to obtain such waivers of Preferential Rights; provided that Buyer shall not be required to make payments or undertake other obligations to or for the benefit of the holders of such Preferential Rights in order to obtain the required waivers.  Any Preferential Rights must be exercised subject to all terms and conditions set forth in this Agreement (including all thresholds, deductibles and other amounts except for the cash consideration, which shall equal the Allocated Value for such Asset), including the successful Closing of this Agreement pursuant to ARTICLE 11 as to those Assets for which Preferential Rights have not been exercised.  The consideration payable under this Agreement for any particular Asset for purposes of Preferential Rights notices shall be the Allocated Value for such Asset, subject to adjustment pursuant to Section 2.4 and Section 12.1.  If, prior to the Closing Date, any Party discovers any required Preferential Right for which notices have not been delivered pursuant to the first sentence of this Section 4.4(a), then (x) the Party making such discovery shall provide the other Party with written notification of such Preferential Right, (y) Seller, following delivery or receipt of such written notification, as applicable, will promptly send notices to the holders of such Preferential Rights in accordance with the terms of the instrument giving rise to such Preferential Right, and (z) the terms and conditions of this Section 4.4(a) shall apply to the Assets subject to such Preferential Right.

(1)If, prior to Closing, any holder of a Preferential Right notifies Seller that it intends to consummate the purchase of the Assets to which its Preferential Right applies or if the time for exercising such Preferential Right has not expired, then the Assets subject to such Preferential Right (together with all related Assets) shall be excluded from the Assets to be assigned to Buyer at Closing, and the Purchase Price shall be reduced by the sum of the Allocated Values of such Assets so excluded.

(2)Seller shall be entitled to all proceeds paid by any Person exercising a Preferential Right prior to Closing.  If such holder of such Preferential Right thereafter fails to consummate the purchase of the Assets subject to such Preferential Right (together with all related Assets) on or before the end of the time period for closing such sale or the time for exercising such Preferential Right expires without exercise by the holder thereof, then (A) Seller shall so notify Buyer, (B) Seller shall assign to Buyer, on the tenth (10th)  Business Day following the end of such time period or termination of such right without exercise, such Assets that were so excluded at Closing pursuant to an instrument in substantially the same form as the Assignment, and (C) Buyer shall pay to Seller, by wire transfer of immediately available funds, the amount by which the Purchase Price was reduced at Closing with respect to such excluded Assets, as adjusted pursuant to Section 2.4 and Section 12.1.

(3)All Assets for which any applicable Preferential Right has been waived, or as to which the time for exercising the applicable Preferential Right has expired, in each case, prior to Closing, shall be transferred to Buyer at Closing, subject to the other provisions of this Agreement.

(b)Consents.  Promptly following the execution of this Agreement, and in any event within three (3) Business Days following the Execution Date, Seller shall send notices to the holder of each Consent listed on Schedule 5.5 requesting such holder’s applicable Consent to the transactions contemplated hereby.    Seller shall use commercially reasonable efforts to cause such Consents to be obtained and delivered prior to Closing; provided that Seller shall not be required to make payments or undertake other obligations to or for the benefit of the holders of such Consents in order to obtain the required Consents.  Buyer shall cooperate with Seller in seeking to obtain such Consents to assignment; provided that Buyer shall not be required to make payments or undertake other obligations to or for the benefit of the holders of such Consents in order to obtain the required Consents.  If, prior to the Closing Date, any Party discovers any Consents for which notices have not been delivered pursuant to the first sentence of this Section 4.4(b), then (x) the Party making such discovery shall provide the other Party with written notification of such Consents, (y) Seller, following delivery or receipt of such written notification, as applicable, will promptly send notices to the holders of Consents requesting such Consents, and (z) the terms and conditions of this Section 4.4(b) shall apply to the Assets subject to such Consents.

(1)If (A) Seller fails to obtain any Consent prior to Closing and the failure to obtain such Consent would (i) cause the assignment of the Assets affected thereby to Buyer to be void or voidable or (ii) give the holder of such Consent the right to terminate the applicable underlying Lease under the express terms thereof or (B) Seller fails to obtain a Consent (i) identified as a “Required Consent” on Schedule 5.5 or (ii) held by a Governmental Entity prior to Closing, then, in each case, the Assets affected by such un-obtained Consent (each, a “Required Consent”) (together with all related Assets, the “Affected Assets”) shall be excluded from the Assets to be assigned to Buyer at Closing, and the Purchase Price shall be reduced by the sum of the Allocated Value of such Affected Assets.

(2)If any such Required Consent relating to Affected Assets that was not obtained prior to Closing is obtained within ninety (90) days following the Closing, then

(A) on the fifteenth (15th)  Business Day after such Required Consent is obtained, Seller shall assign such Affected Assets to Buyer pursuant to an instrument in substantially the same form as the Assignment, and (B) Buyer shall pay to Seller, by wire transfer of immediately available funds, the amount by which the Purchase Price was reduced at Closing with respect to such Affected Assets, as adjusted pursuant to Section 2.4 and Section 12.1, and as would be further adjusted for such Affected Asset pursuant to Section 2.4 and Section 12.1 as if the Closing had occurred on the date of such assignment such that Buyer shall receive the benefit of such transferred asset and bear the burden of such transferred asset from the Effective Time.

(3)If Seller fails to obtain any Consent that is not a Required Consent prior to Closing, then (A) the Assets subject to such un-obtained Consent shall nevertheless be assigned by Seller to Buyer at Closing as part of the Assets and Seller (for a period of sixty (60) days following Closing) and Buyer shall each use their commercially reasonable efforts following Closing to obtain such Consent, (B) Buyer shall have no claim against Seller, and Seller shall have no liability for, the failure to obtain any such Consent and (C) Buyer shall be responsible from and after the Closing for any and all Losses arising from the failure to obtain such Consent.

ARTICLE 5
SELLER’S REPRESENTATIONS AND WARRANTIES

Seller represents and warrants to Buyer as follows as of the Execution Date and as of the Closing Date:

5.1Status.  Seller is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and is qualified to carry on its business in such other jurisdictions as may be necessary, except where the failure to be so qualified would not be reasonably expected to have a Material Adverse Effect.

5.2Power.  Seller has all requisite company power and authority to carry on its business as presently conducted, to enter into this Agreement and the other documents to be delivered by Seller at Closing pursuant to this Agreement and to perform its obligations hereunder and thereunder.

5.3No Conflicts.  Except as disclosed in Schedule 5.3 and assuming the receipt of all Consents and the waiver of all Preferential Rights, the execution, delivery and performance by Seller of this Agreement and the other documents to be delivered by Seller at Closing pursuant to this Agreement and the consummation of the transactions contemplated herein and therein does not and will not (a) conflict with or result in a breach of any provisions of the Governing Documents of Seller, (b) result in a default or the creation of any Lien (other than a Permitted Encumbrance), or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions, or provisions of any Lease or (c) violate any Law applicable to Seller or any of the Assets.

5.4Authorization and Enforceability.  Assuming the due authorization, execution and delivery by Buyer of this Agreement and the other documents to be delivered by Buyer at Closing pursuant to this Agreement, this Agreement constitutes, and the other documents to be delivered by Seller at Closing pursuant to this Agreement will constitute, Seller’s legal, valid and binding obligations, enforceable in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.5Consents.  Except as set forth on Schedule 5.5 and for Customary Post-Closing Consents, no consent, approval or authorization of any applicable Governmental Entity or other Third Party is required to be obtained in connection with the consummation of the transactions contemplated by this Agreement by Seller (each such consent, a “Consent”).

5.6Preferential Rights.  Except as set forth on Schedule 5.6, there are no preferential rights to purchase or similar rights with respect to the Assets that are applicable to the transactions contemplated by this Agreement (each such applicable preferential right, a “Preferential Right”).

5.7Liability for Brokers’ Fees.  Seller has not incurred any liability, contingent or otherwise, for investment bankers’, brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer or any Affiliate of Buyer shall have any responsibility whatsoever.

5.8Bankruptcy.  There are no bankruptcy or insolvency proceedings pending by or against, being contemplated by or, to the Knowledge of Seller, threatened against Seller or its Affiliates, and Seller is not insolvent or generally not paying its debts as they become due.

5.9Litigation.  Except as set forth on Schedule 5.9,  as of the Execution Date there are no (a) actions, suits or proceedings pending by or against Seller with respect to the Assets, or, to Seller’s Knowledge, threatened or (b) to Seller’s Knowledge, investigations by Governmental Entities, in each case, against Seller with respect to the Assets,  and in each case, in any court, arbitration proceeding or other Dispute resolution venue by or before any Governmental Entity.

5.10Taxes.  Except as disclosed on Schedule 5.10,  (a) all Tax Returns relating to or in connection with Seller’s acquisition or ownership of the Assets required to be filed have been timely filed and all such Tax Returns are correct and complete in all material respects; (b) subject to any Taxes which Seller disputes in good faith, all Taxes relating or applicable to Seller’s acquisition or ownership of the Assets that are or have become due have been timely paid in all material respects, and Seller is not delinquent in the payment of any such Taxes; (c) there is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax of Seller relating to Seller’s acquisition or ownership of the Assets; (d) there are no administrative or judicial proceedings pending against the Assets or against Seller relating to or in connection with the Assets by any taxing authority with respect to Taxes; (e) there are no Liens on any of the Assets that arose in connection with Seller’s failure (or alleged failure) to pay any Tax other than Permitted Encumbrances; (f) Seller is not a foreign person within the meaning of Section 1445(f) of the Code; and (g) all Tax withholding and deposit requirements imposed by applicable Law with respect to any of the Assets or the business of Seller have been satisfied in all material respects.

5.11Tax Partnerships.  None of the Assets is held by or is subject to any arrangement between Seller and any other Persons, whether owning undivided interests therein or otherwise, that is treated as or constitutes a partnership for purposes of Subchapter K of Chapter 1 of Subtitle A of the Code (a “Tax Partnership”).

5.12Contracts.  Other than the Surface Use Agreement, there are no Contracts (including any dedication, commitments, forward sales or area of mutual interest agreements) relating to or affecting the Assets as of Closing.

5.13No Drilling Obligations.  Other than customary continuous drilling obligations clauses in the Leases in order to extend the primary term of such Leases, there are no drilling obligations applicable to the Assets.

5.14Bonus Payments.  Except as set forth on Schedule 5.14, all bonus and other payments required in order for the Leases to be effective throughout their initial primary terms have been paid in full by Seller.

5.15Activities.  No drilling or production activities or any other operations have been conducted by Seller or any Affiliate of Seller on any of the Leases.

5.16Bonds.  Schedule 5.16 is a complete list of all bonds, letters of credit and guarantees, if any, posted by Seller or its Affiliates with Governmental Entities or Third Parties and relating to the Assets.

ARTICLE 6
BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants to Seller as follows as of the Execution Date and as of the Closing Date:

6.1Organization and Standing.  Buyer is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware, and is duly qualified to carry on its business in such other jurisdictions as may be necessary, except where the failure to be so qualified would not be reasonably expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement and perform its obligations hereunder.

6.2Power.  Buyer has all requisite corporate power and authority to carry on its business as presently conducted, to enter into this Agreement and the other documents to be delivered by Buyer at Closing pursuant to this Agreement and to perform its obligations hereunder and thereunder.

6.3No Conflicts.  The execution, delivery and performance by Buyer of this Agreement and the other documents to be delivered by Buyer at Closing pursuant to this Agreement and the consummation of the transactions contemplated herein and therein does not and will not (a) conflict with or result in a breach of any provisions of the Governing Documents of Buyer, (b) result in a default or the creation of any Lien or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions, or provisions of any note, bond, mortgage or indenture to which Buyer is a party or by which Buyer or any of its property may be bound or (c) violate any Law applicable to Buyer or any of its property, except in the case of clauses (b) and (c) where such default, Lien, termination, cancellation, acceleration or violation would not, individually or in the aggregate, have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

6.4Authorization and Enforceability.  Assuming the due authorization, execution and delivery by Seller of this Agreement and the other documents to be delivered by Seller at Closing pursuant to this Agreement, this Agreement constitutes, and the other documents to be delivered by Buyer at Closing pursuant to this Agreement will constitute, Buyer’s legal, valid and binding obligations, enforceable in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

6.5Consent.  No Consent is required to be obtained with respect to the consummation of the transactions contemplated by this Agreement by Buyer.

6.6Liability for Brokers’ Fees.  Buyer has not incurred any liability, contingent or otherwise, for investment bankers’, brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Seller or any Affiliate of Seller shall have any responsibility whatsoever.

6.7Bankruptcy.  There are no bankruptcy or insolvency proceedings pending by or against, being contemplated by or, to the Knowledge of Buyer, threatened against Buyer or its Affiliates, and Buyer is not insolvent or generally not paying its debts as they become due.

6.8Litigation.  As of the Execution Date, there is no action, suit, proceeding, Claim or investigation by any Governmental Entity, court, arbitral authority or other Person pending by or against Buyer or, to Buyer’s Knowledge, threatened against Buyer, in each case, in any court, arbitration proceeding or other Dispute resolution venue by or before any Governmental Entity that impedes or is likely to impede Buyer’s ability to consummate the transactions contemplated by this Agreement and to perform its obligations hereunder.

6.9Financial Resources and other Capability.  Buyer has the financial resources available to consummate the transactions contemplated by this Agreement, to pay the Purchase Price and to pay any and all fees and expenses incurred by Buyer in connection with the transactions contemplated by this Agreement.  Buyer has the financial, technical and other capabilities to perform all of Buyer’s other obligations under this Agreement and all of the obligations assumed from Seller under the Assets.

6.10Buyer’s Evaluation.

(a)Review.  Buyer is an experienced and knowledgeable investor in the oil and gas industry and is aware of the possibility of risks in the acquisition of oil and gas assets.  Buyer acknowledges that Seller has not made any representations or warranties as to the Assets except as expressly and specifically provided in ARTICLE 5, the affirmations of such representations and warranties contained in the certificate to be delivered by Seller at Closing pursuant to

Section 9.3(c) and the “special warranty” contained in the Assignment, and that Buyer may not rely on any other representations or warranties made by Seller or Seller’s Representatives or on any of Seller’s estimates with respect to reserves or the value of the Assets, or any projections as to future events or other analyses or forward looking statements.

(b)Independent Evaluation.  In entering into this Agreement, except for the representations and warranties expressly and specifically provided in ARTICLE 5, the affirmations of such representations and warranties contained in the certificate to be delivered by Seller at Closing pursuant to Section 9.3(c) and the “special warranty” contained in the Assignment, Buyer acknowledges and affirms that it has relied and will rely solely on the terms of this Agreement and the Assignment and upon its independent analysis, evaluation and investigation of, and judgment with respect to, the business, economic, legal, tax or other consequences of this transaction, including its own estimate and appraisal of the extent and value of the Hydrocarbon reserves or other value of the Assets.

6.11Securities Law Compliance.  Buyer is acquiring the Assets for its own account for use in its trade or business, and not with a view toward or for sale associated with any distribution thereof, nor with any present intention of making a distribution thereof within the meaning of the Securities Act and applicable state securities Laws.  Buyer is an “accredited investor” within the meaning of Regulation D of the Securities Act.

ARTICLE 7
COVENANTS AND AGREEMENTS

7.1Covenants and Agreements of Seller.  Except (x) as set forth in Schedule 7.1, (y) as required pursuant to the terms of any Lease or to the extent Seller does not have the Legal Right, or (z) as consented to in writing by Buyer (such consent not to be unreasonably withheld, delayed or conditioned):

(a)Restriction on Ownership.  From the Execution Date until the Closing, Seller shall not:

(1)convey, sell, transfer or abandon any part of the Assets except (A) Leases that have terminated in the ordinary course of business based upon the expiration of the primary terms of such Leases, (B) Leases that are no longer capable of production in paying quantities or (C) for Permitted Encumbrances;

(2)enter into any Contract affecting the Assets;

(3)amend or otherwise modify any Lease;

(4)propose, elect or go non-consent with respect to any operation or any pooling or unitization with respect to any Asset;

(5)waive, release, assign, settle or compromise any claim, action or proceeding relating to the Assets, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages not in excess of $50,000 individually or in the aggregate, net to the Assets,  (excluding amounts to be paid under insurance policies); or

(6)authorize or agree, in writing or otherwise, to take any of the actions prohibited by this Section 7.1(a).

(b)Disclaimer.  Buyer acknowledges that Seller may own interests in Assets along with other working interest owners and which Seller does not have the contractual right to control and no action required by a vote of working interest owners in and of itself shall constitute a breach of this Section 7.1 so long as Seller has voted its interest in a manner that complies with the provisions of this Section 7.1.

7.2Covenants and Agreements of Buyer.

(a)Buyer covenants and agrees with Seller that Buyer shall use commercially reasonable efforts to assure that, as of the Closing Date, it will not be under any material legal, contractual or other restriction that would prohibit or delay the timely consummation of the transactions contemplated hereby; provided that for the avoidance of doubt, Buyer shall not be obligated to incur any out of pocket expenses or make any other commitment.

(b)Governmental Bonds.  Buyer acknowledges that none of the bonds, letters of credit and guarantees, if any, posted by Seller or its Affiliates with Governmental Entities and relating to the Assets are transferable to Buyer.  On or before the Closing Date, Buyer shall obtain, or cause to be obtained in the name of Buyer, replacements for such bonds, letters of credit and guarantees set forth on Schedule 5.16 to the extent such replacements are necessary for Buyer’s ownership and, as applicable, operation of the Assets.  In addition, at or prior to Closing, Buyer shall deliver to Seller evidence of the posting of bonds or other security with all applicable Governmental Entities meeting the requirements of such authorities to own and, where appropriate, operate, the Assets.

(c)Confidentiality.  As used herein, the term “Confidential Information” means all proprietary information of whatever nature, in whatever form (including written, graphic, digital, electronic or otherwise), which may be disclosed by Seller or its Representatives to Buyer or its Representatives, or otherwise obtained by Buyer or its Representatives, regarding the Assets (whether pursuant to Buyer’s Due Diligence Review or otherwise), including the following types of information, documents and other materials: (w) geological, geophysical, drilling, engineering, production, operational, reserve, reservoir and other technical, leasehold, land, environmental, financial, commercial and other data, plats, models, plans, analyses, reports, contracts and other materials; (x) the existence and contents of any proposal, discussion, negotiation, understanding or agreement involving the Parties in respect of the Assets, including with respect to the transactions contemplated by this Agreement; (y) all reproductions, transcriptions, reports, summaries, extracts, restatements, analyses, interpretations, sketches, notes and other materials, in whatever form, which may be generated by Buyer from any Confidential Information previously received by Buyer; and (z) Third Party Proprietary Data.

(1)Subject to Section 7.2(c)(2) and Section 7.2(c)(3),  Buyer agrees that all Confidential Information shall be kept strictly confidential and shall not be sold, traded,

published, transferred or otherwise disclosed to any other Person in any manner whatsoever, including electronically or by any other means of reproduction or transmittal, without Seller’s specific prior written consent.  Without limiting the scope of Buyer’s obligations under the immediately preceding sentence, Buyer shall take protective measures for the Confidential Information which are at least as stringent as for its own confidential and proprietary information.

(2)Except as otherwise provided in this Agreement, Buyer may disclose Confidential Information without Seller’s specific prior written consent only to the extent that such disclosed Confidential Information: (A) at the time disclosed, is part of the public domain other than through the act or omission of Buyer or its Representatives in violation of the provisions of this Section 7.2(c); (B) was, prior to the Effective Time, acquired independently by Buyer from a Third Party who (i) lawfully obtained such Confidential Information, (ii) did not derive such Confidential Information directly or indirectly from Seller or its Representatives and Confidential Information and (iii) represented that it had the right to disseminate such information to Buyer; (C) is developed by Buyer or any of its Affiliates independently, and without the use of or reference to, any of the Confidential Information; or (D) is required to be disclosed by Buyer under applicable Law, including any recognized securities exchange on which the shares of Buyer or any of its Affiliates are actively traded; provided that Buyer will make all reasonable efforts to give Seller prior written notice of any such required disclosure and the opportunity to seek a protective order if Seller wishes, all to the extent permitted by applicable Law; provided further, if Seller wishes, but is unable, to obtain such protective order, then (I) Buyer may disclose to the appropriate Governmental Entity or other authority only that portion of the Confidential Information which Buyer is legally required to disclose and Buyer shall use all reasonable efforts to obtain assurances that confidential treatment will be accorded to the Confidential Information and (II) Buyer shall not be liable to Seller for such disclosure to the extent made in accordance with this Section.

(3)Notwithstanding the foregoing, Buyer may disclose Confidential Information to any of its Affiliates and other Representatives without Seller’s prior written consent, provided that Buyer shall remain liable hereunder for any failure of such Affiliate or other Representative to maintain such Confidential Information as strictly confidential in accordance with the terms of this Section 7.2(c).  Buyer shall ensure that each such Affiliate and other Representative is aware of Buyer’s obligations under this Section 7.2(c) and shall ensure compliance by each such Affiliate and other Representative with all such obligations.

7.3Covenants and Agreements of the Parties.

(a)Communication Between the Parties Regarding Breach.  If Buyer or Seller obtains Knowledge prior to Closing that leads either Party to believe that the other Party has breached a representation or warranty or failed to perform a  covenant or agreement under this Agreement, the non-breaching Party shall inform the alleged breaching Party in writing of such potential breach as soon as reasonably practicable so that the breaching Party may attempt to remedy or cure such breach prior to the Closing.  If such breach or failure is thereafter cured to the reasonable satisfaction of the non-breaching Party by the Closing (or, if the Closing does not occur, by the date this Agreement terminates), then such breach or failure shall be deemed not to have occurred for all purposes of this Agreement.

(b)Government Reviews.  In a timely manner and at least thirty (30) days prior to Closing, the Parties shall (1) make all required filings, prepare all required applications and conduct negotiations with each Governmental Entity as to which such filings, applications or negotiations are necessary or appropriate in the consummation of the transactions contemplated hereby and (2) provide such information as each may reasonably request to make such filings, prepare such applications and conduct such negotiations.  Each Party shall reasonably cooperate with and use all commercially reasonable efforts to assist the other with respect to such filings, applications, and negotiations.  Without limiting the foregoing, if the Parties determine that a filing under the HSR Act is required, then, within ten (10) Business Days following the Execution Date, the Parties will prepare and file with the DOJ and the FTC the notification and report form required by the HSR Act for the transactions contemplated by this Agreement, and request early termination of the waiting period thereunder.  Each of the Parties agree to respond promptly to any inquiries from the DOJ or the FTC concerning such filings and to comply in all material respects with the filing requirements of the HSR Act.  The Parties shall cooperate with each other and shall promptly furnish all information to the other Parties that is necessary in connection with Buyer’s compliance with the HSR Act.  The Parties shall use their commercially reasonable efforts to take all actions reasonably necessary and appropriate in connection with any HSR Act filing to consummate the transactions consummated hereby.  All filing fees incurred in connection with the HSR Act filings made pursuant to this Section 7.3(b) shall be borne by Buyer.

(c)Amendment of Schedules.  Buyer agrees that Seller shall have the continuing right until Closing to add, supplement or amend the Schedules and Exhibits with respect to any matter hereafter arising which, if existing as of the Execution Date or thereafter, would have been required to be set forth or described in such Schedules and Exhibits.  For purposes of determining whether the conditions set forth in ARTICLE 9 have been fulfilled, the Schedules and Exhibits to Seller’s representations and warranties contained in this Agreement shall be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude all information contained in any addition, supplement or amendment thereto; provided, however, that if Closing shall occur, then all matters disclosed pursuant to any such addition, supplement or amendment at or prior to Closing shall be waived and deemed part of the Schedules and Exhibits for all purposes and Buyer shall not be entitled to make any Claim with respect thereto pursuant to the terms of this Agreement or otherwise.

ARTICLE 8
TAX MATTERS

8.1Asset Tax Liability.  Subject to the treatment of real property Taxes, personal property Taxes and similar ad valorem Taxes (“Property Taxes”) provided below, all Asset Taxes for Tax periods that begin before and end on or after the Effective Time shall be allocated between Buyer and Seller as of the Effective Time for all taxable periods that include the Effective Time.  All Asset Taxes that are not Property Taxes shall be allocated to Seller to the extent they relate to Hydrocarbon production prior to the Effective Time and to Buyer to the extent they relate to Hydrocarbon production on or after the Effective Time.  No liability for Asset Taxes shall duplicate an adjustment to Purchase Price made pursuant to Section 2.4.  Property Taxes for each assessment period shall be allocated to Seller based on the percentage of the assessment period occurring before the Effective Time and to Buyer based on the percentage of the assessment period occurring on or after the Effective Time.  Each Party shall promptly furnish to the other Party copies of any Asset Tax assessments and statements (or invoices therefor from any applicable Third Party operator of the Assets) received by it, to the extent such assessment, statement, or invoice relates to an Asset Tax allocable to the other Party under this Section 8.1.  Seller shall estimate all Asset Taxes asserted against it that are attributable to the ownership or operation of the Assets to the extent relating to the period on and after the Effective Time and through the Closing Date, together with all Subject Transfer Taxes, and incorporate such estimates into the Preliminary Settlement Statement.  The actual amounts (to the extent the actual amounts differ from the estimates included in the Preliminary Settlement Statement and are known at the time of the Final Settlement Statement) shall be accounted for in the Final Settlement Statement. If the actual amounts are not known at the time of the Final Settlement Statement, the amounts shall be re-estimated, as necessary, based on the best information available at the time of the Final Settlement Statement.

8.2Transfer Taxes.  All sales, use, transfer, stamp, documentary, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes but excluding Taxes on gross income, net income or gross receipts), duties, levies, recording fees or other governmental charges incurred by or imposed with respect to the property transfers undertaken pursuant to this Agreement (“Subject Transfer Taxes”) shall be the responsibility of, and shall be paid by, Buyer.  The Parties shall reasonably cooperate in taking steps that would minimize or eliminate any Subject Transfer Taxes.  Buyer agrees to file all Subject Transfer Tax Returns relating to such Subject Transfer Taxes and to reasonably consult with Seller regarding any such filing.

8.3Asset Tax Returns.  Seller shall provide Buyer with any information Seller has that is reasonably necessary for Buyer to file any required Tax Return with respect to Asset Taxes that are due after the Closing Date.  All such Tax Returns shall be prepared by Buyer in a manner consistent with the prior practice of Seller, to the extent permitted by Law and in a manner consistent with the allocation described in Section 2.3(a),  Section 2.3(b) and, if applicable, the final Section 1060 allocation schedule.  Buyer shall provide Seller with copies of completed drafts of such Tax Returns at least twenty (20) days prior to the due date for filing thereof, to the extent reasonably practicable, along with supporting work papers, for Seller’s review.  Buyer shall consider in good faith any comment that Seller submits to Buyer no less than ten (10) days prior to the due date of such Tax Returns.  Buyer shall file all such Tax Returns and, subject to the provisions of Section 8.1, pay all Asset Taxes due and payable with respect to such Tax Returns.  To the extent Buyer makes any payment of Asset Taxes pursuant to this Section 8.3 for which Seller is liable pursuant to Section 8.1 and which exceeds the amount taken into account in the Final Settlement Statement,  Seller shall reimburse Buyer for such excess amount no later than ten (10) days after Buyer delivers a statement to Seller setting forth the amount of reimbursement to which Buyer is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.

8.4Tax Cooperation.  Buyer and Seller shall each cooperate fully as and to the extent reasonably requested by the other Party, in connection with the filing of any Tax Returns and any audit, litigation or other proceeding (each, a “Tax Proceeding”) with respect to Taxes relating to or in connection with the Assets.  Such cooperation shall include the retention and (upon the other

Party’s request) the provision of such Records and information which are reasonably relevant to any such Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

ARTICLE 9
CONDITIONS PRECEDENT TO CLOSING

9.1Conditions to Obligations of Both Parties.  The obligations of each Party at the Closing are subject to the satisfaction (or waiver by both Parties) at or prior to the Closing of the following conditions precedent:

(a)Governmental Entity Consents.  All consents and approvals of any Governmental Entity (including those required by the HSR Act, if applicable) required for the consummation of the transactions contemplated hereby, except for Customary Post-Closing Consents and Consents addressed by Section 4.4(b), shall have been granted, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted.

(b)No Governmental Injunctions or Restraints.  No temporary restraining order, preliminary or permanent injunction, or other legal restraint, prohibition or order issued by any court of competent jurisdiction or Governmental Entity preventing the consummation of the transactions contemplated by this Agreement will be in effect; and

(c)No Action.  No action will have been taken, nor any statute, rule, or regulation will have been enacted and become effective, by any Governmental Entity that makes the consummation of the transactions contemplated by this Agreement illegal.

9.2Seller’s Conditions.  The obligations of Seller at the Closing are subject, at the option of Seller, to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:

(a)All representations and warranties of Buyer contained in ARTICLE 6 will be true and correct in all material respects (other than those representations and warranties qualified with respect to materiality, which shall be true and correct in all respects) as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties are made as of another specified date, in which case such representations and warranties shall be true and correct in all material respects as of such specified date);

(b)Buyer shall have performed and satisfied in all material respects all covenants and agreements required by this Agreement to be performed and satisfied by Buyer (individually or as to its share of any joint obligations with Seller) at or prior to the Closing;

(c)Buyer shall deliver to Seller a certificate to be executed by an authorized officer of Buyer certifying to the satisfaction of the foregoing conditions contained in Section 9.2(a) and Section 9.2(b); and

(d)Buyer shall have delivered, or be ready, willing and able to deliver, to Seller the deliverables set forth in Section 11.3.

9.3Buyer’s Conditions.  The obligations of Buyer at the Closing are subject, at the option of Buyer, to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:

(a)All representations and warranties of Seller contained in ARTICLE 5 will be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties are made as of another specified date, in which case such representations and warranties shall be true and correct in all respects as of such specified date); provided that the foregoing condition shall be deemed to have been satisfied unless the individual or aggregate impact of all inaccuracies of such representations and warranties would constitute a Material Adverse Effect;

(b)Seller shall have performed and satisfied in all material respects all covenants and agreements required by this Agreement to be performed and satisfied by Seller (individually or as to its share of any joint obligations with Buyer) at or prior to the Closing;

(c)Seller shall deliver to Buyer a certificate to be executed by an authorized officer of Seller certifying to the satisfaction of the foregoing conditions contained in Section 9.3(a) and Section 9.3(b);

(d)Seller shall deliver to Buyer releases with respect to any Assets encumbered by recorded mortgages or financing statements relating to debt facilities maintained by Seller or any Affiliate of Seller (provided that Seller shall not be obligated to provide releases with respect to “all assets” and other filings to the extent such filings do not specifically list the Assets); and

(e)Seller shall have delivered, or be ready, willing and able to deliver, to Buyer the deliverables set forth in Section 11.3.

ARTICLE 10
RIGHT OF TERMINATION

10.1Termination.   This Agreement may be terminated prior to Closing as follows:

(a)by the mutual written agreement of Seller and Buyer;

(b)by Buyer, if any of the conditions set forth in Section 9.1 or Section 9.3 have not been satisfied by Seller on or before the Outside Termination Date;

(c)by Seller, if any of the conditions set forth in Section 9.1 or Section 9.2 have not been satisfied by Buyer on or before the Outside Termination Date;

(d)by Buyer, if all of the conditions set forth in Section 9.1, Section 9.2 and Section 9.3 of this Agreement have been satisfied (or, with respect to the conditions set forth in Section 9.3, waived in writing by Buyer), in each case, on or before the Outside Termination Date, or waived, as applicable, and Seller nevertheless refuses or fails to consummate the transactions contemplated by this Agreement; provided, Seller shall first be entitled to ten (10) days’ notice and the reasonable opportunity to cure and provided further that Buyer shall not be in breach at such time;

(e)by Seller, if all of the conditions set forth in Section 9.1, Section 9.2 and Section 9.3 of this Agreement have been satisfied (or, with respect to the conditions set forth in Section 9.3, waived in writing by Seller), in each case, on or before the Outside Termination Date, or waived, as applicable, and Buyer nevertheless refuses or fails to consummate the transactions contemplated by this Agreement; provided,  Buyer shall first be entitled to ten (10) days’ notice and the reasonable opportunity to cure and provided further that Seller shall not be in breach at such time;

(f)by Seller or Buyer if Closing has not occurred on or before the Outside Termination Date through no breach of this Agreement by the terminating Party; or

(g)by either Seller or Buyer, if the sum of (1) the Title Adjustment Amount and  (2)  the Allocated Value of any Assets removed from the transactions contemplated by this Agreement pursuant to Section 4.2(i)(2),  Section 4.4(a), or Section 4.4(b), without duplication, exceeds, in the aggregate (i.e. collectively as to clauses (1) and  (2) above), forty percent (40%)  of the unadjusted Purchase Price;

provided,  however, that neither Buyer nor Seller shall have the right to terminate this Agreement pursuant to Section 10.1(b) or Section 10.1(c) if such Party is at such time in material breach of any provision of this Agreement.

10.2Liabilities Upon Termination.   If the obligation to close the transactions contemplated by this Agreement is terminated pursuant to any provision of Section 10.1, then, except for the provisions of Sections 1.1,  1.2,  7.2(c), 10.2,  10.3, and 13.2(e) and ARTICLE 14, this Agreement shall forthwith terminate and become void and, except as otherwise set forth in this Section 10.2, the Parties shall have no further liability or obligation hereunder and each Party waives all remedies available at law or in equity on account of the termination of this Agreement pursuant to Section 10.1.

(a)If Seller has the right to terminate this Agreement pursuant to Section 10.1(c) due to a willful breach of this Agreement by Buyer or Section 10.1(e),  then, in each case, Seller shall be entitled to (1) terminate this Agreement and retain the Performance Deposit, free and clear of any Claims thereon by Buyer or its Affiliates, as liquidated damages and as Seller’s sole and exclusive remedy or (2) enforce specific performance of this Agreement and other equitable remedies.

(b)If this Agreement is terminated for any reason other than as set forth in Section 10.2(a), then Seller shall return the Performance Deposit to Buyer, without interest, free and clear of any claims thereon by Seller or its Affiliates.  If Buyer has the right to terminate this Agreement pursuant to Section 10.1(b) due to a willful breach of this Agreement by Seller or Section 10.1(d),  then, in each case, Buyer shall be entitled to all remedies available at law or equity, including specific performance of this Agreement.

10.3Return of Documentation and Confidentiality.  Upon termination of this Agreement, Buyer shall return to Seller or destroy all title, engineering, geological and geophysical data, environmental assessments and/or reports, maps and other information whatsoever furnished by Seller to Buyer or prepared by or on behalf of Buyer in connection with the Due Diligence

Review or the transactions contemplated hereby.  An officer of Buyer shall certify same to Seller in writing.

ARTICLE 11
CLOSING

11.1Date of Closing.  Subject to the conditions stated in this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall occur on (a)  September 19, 2017, provided that if the conditions set forth in Section 9.1,  Section 9.2, and Section 9.3 (other than any such conditions that by their nature cannot be satisfied until the Closing Date) have not been satisfied or waived as of such date, then on the fifth (5th) Business Day after satisfaction (or waiver) of such conditions, or (b) such other date as Buyer and Seller may agree upon in writing.  The date Closing occurs shall be the “Closing Date”.

11.2Place of Closing.  The Closing shall be held at the offices of Seller at 10:00 a.m. Houston, Texas time or at such other time and place as Buyer and Seller may agree in writing.

11.3Closing Obligations.  At Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a)Seller and Buyer shall each execute, acknowledge and deliver counterparts of the Assignment, Bill of Sale and Conveyance of the Assets,  effective as of the Effective Time,  substantially in the form of Exhibit B (the “Assignment”), for recordation in each appropriate jurisdiction in which the Assets are located;

(b)Seller and Buyer shall each execute, acknowledge and deliver counterparts of such other assignments, bills of sale, certificates of title, or deeds necessary to transfer the Assets to Buyer, including any federal and state forms of assignment, as applicable;

(c)Seller and Buyer shall each execute and deliver an acknowledgment of the Preliminary Settlement Statement;

(d)Buyer shall cause the Closing Amount to be paid to Seller by wire transfer of immediately available funds to an account designated by Seller in the Preliminary Settlement Statement;

(e)Seller shall execute and deliver to Buyer an affidavit of non-foreign status under Section 1445 of the Code in the form of Exhibit C;  and

(f)Seller and Buyer shall take such other actions and deliver such other documents as are contemplated by this Agreement.

ARTICLE 12
POST-CLOSING OBLIGATIONS

12.1Post-Closing Adjustments.

(a)Final Settlement Statement.  As soon as practicable after the Closing, but in no event later than one hundred twenty (120) days after Closing except as may be otherwise expressly provided herein, (the “Final Settlement Statement Due Date”), Seller will cause to be prepared and delivered to Buyer, in accordance with GAAP and customary industry accounting practices, a settlement statement setting forth each adjustment to the Purchase Price in accordance with Section 2.4 and showing the calculation of such adjustments and the resulting final purchase price (the “Final Purchase Price” and such statement, the “Final Settlement Statement”).  Within thirty (30) days after its receipt of the Final Settlement Statement, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes to make to the Final Settlement Statement.  Buyer’s failure to deliver to Seller a written report detailing proposed changes to the Final Settlement Statement by such date shall be deemed to be an acceptance by Buyer of the Final Settlement Statement delivered by Seller.  The Parties shall endeavor to agree with respect to the changes proposed by Buyer, if any, by no later than sixty (60) days after Buyer’s receipt of Seller’s proposed Final Settlement Statement.  Should the Parties fail to agree on the Final Settlement Statement and Final Purchase Price by such date, either Party may invoke the Dispute resolution procedures provided for in Section 12.1(b).  The date upon which such agreement is reached or upon which the Final Purchase Price is determined pursuant to Section 12.1(b) shall be herein called the “Final Settlement Date.”  If such agreed or determined Final Purchase Price is more than the Preliminary Purchase Price, Buyer shall pay to Seller the amount of such difference by wire transfer in immediately available funds no later than five (5) Business Days after the Final Settlement Date.  If such agreed or determined Final Purchase Price is less than the Preliminary Purchase Price, Seller shall pay the amount of such difference to Buyer by wire transfer in immediately available funds no later than five (5) Business Days after the Final Settlement Date.

(b)Dispute Resolution.  Within ten (10) days after either Party invokes the Dispute resolution procedures of this Section 12.1(b) pursuant to Section 12.1(a), the Parties shall mutually appoint (and either Party may on its own appoint such expert if the other Party refuses to act in good faith to jointly appoint such expert during such ten day period) an independent expert having the qualifications specified below (the “Accounting Expert”).  If the Parties are unable to mutually agree upon the Accounting Expert within such ten (10) day period,  then the Parties shall, within ten (10) days after the expiration of such foregoing ten (10) day period, request that the AAA, acting through its offices in Houston, Texas, appoint the Accounting Expert.  The Accounting Expert shall be a certified public accountant having a minimum of ten (10) years’ experience with regard to the types of matters involved in the Dispute, shall be without any conflicts of interest as to the Parties, and shall not have been employed by or undertaken more than $50,000 of work, in the aggregate, for any Party or its Affiliates within the five year period preceding the submission of the Dispute.  For the avoidance of doubt, the Accounting Expert will function as an expert in accordance with the foregoing procedure, not as an arbitrator.    Within fifteen (15) days following the appointment of the Accounting Expert,  Seller and/or Buyer shall provide the Accounting Expert with a copy of this Agreement, and each Party shall provide, both to the Accounting Expert and to each other, a summary of its position with regard to each such outstanding matter involving the Final Settlement Statement in a written document of five pages or less per outstanding Disputed matter.  The Parties shall instruct the Accounting Expert that, within thirty (30) days after receiving the last of the Parties’ respective submissions or the expiration of such fifteen (15) day period if either Party fails to make a submission, the Accounting Expert shall render a decision, choosing only either Buyer’s position or Seller’s position with respect to each Disputed matter.  Any decision rendered by the Accounting Expert pursuant hereto shall be final, conclusive and binding on Seller and Buyer, and will be enforceable against each Party in any court having jurisdiction hereof or jurisdiction of either or both Parties, but is not reviewable by, or appealable to, any court except in the event of fraud.  The Parties shall each bear one-half of the costs of the Accounting Expert and of any associated Dispute resolution proceedings, except the Parties shall each bear its own legal fees with respect to any Dispute.  The Final Settlement Statement shall be re-issued by Seller if and as necessary to conform to the Accounting Expert’s decision.

12.2Records.  Seller shall make the Records available for pick up by Buyer within ten (10) days following the Closing Date.  Seller may retain copies of the Records, and Seller shall have the right to review and copy, at Seller’s cost, the original Records during standard business hours and upon reasonable notice to Buyer for so long as Buyer retains the Records, which shall be a minimum of six (6) years after the Closing Date.  Buyer agrees that the Records will be maintained in compliance with all applicable Laws governing document retention.

12.3Further Assurances.  From time to time after Closing, Seller and Buyer shall each execute, acknowledge and deliver to the other such further instruments and take such other action as may be reasonably requested by the other Party, at such requesting Party’s cost, and as are commercially reasonable to be performed in order to accomplish more effectively the purposes of the transactions contemplated by this Agreement, including those post-Closing actions contemplated by Section 4.4(a) and Section 4.4(b).    Promptly after Closing, Buyer shall:  (a) record the Assignments of the Assets and all state and federal assignments executed at the Closing in all applicable real property records and/or, if applicable, all state and federal Governmental Entities and Buyer shall provide to Seller copies of such recorded documents; (b) actively pursue the approval of all Customary Post-Closing Consents from the applicable Governmental Entities; and (c) subject to the preceding sentence and Section 4.4(a) and Section 4.4(b) actively pursue all other consents and approvals that may be required in connection with the assignment of the Assets to Buyer and the assumption of the rights, interests, obligations and liabilities assumed by Buyer hereunder that have not been obtained prior to Closing,  provided that Seller shall reasonably cooperate with Buyer in obtaining such other consents and approvals, at Buyer’s cost.

12.4Tax Claims.

(a)If notice of any action, suit, investigation, audit or other Claim is received by Buyer with respect to Taxes for which Seller may reasonably be expected to be liable under this Agreement or applicable Law (a “Tax Claim”), Buyer shall notify Seller in writing of such Tax Claim within ten (10) days after it is received by Buyer.  Such notice shall contain factual information describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any Governmental Authority in respect of any such asserted Tax liability.

(b)Buyer shall have the right (but not the obligation), at its sole cost and liability and subject to releasing Seller from all obligations and to defending, indemnifying and holding Seller harmless from all liabilities under and with respect to any such Tax Claim, to elect to represent the interests of Seller in defending, settling, compromising, admitting, or acknowledging any Tax Claim received by Buyer as described in Section 12.4(a);  provided,  that Buyer shall keep Seller fully and currently apprised of all developments relating to such Tax Claim, and that Buyer shall not settle such Tax Claim without the consent of Seller, which consent shall not be unreasonably withheld, conditioned, or delayed; and also provided that if Buyer so elects to represent the interests of Seller in any such Tax Claim, at the further election of Seller (in the event Buyer elects to so represent the interests of Seller as to any such Tax Claim), Buyer and Seller shall jointly control (and shall share the costs and liabilities on a 50/50 several basis) any defense, settlement, compromise, admission, or acknowledgment of any Tax Claim, in which event no Tax Claim shall be settled or compromised without the prior written approval of each of Buyer and Seller, which shall not be unreasonably withheld, conditioned or delayed by either Party.  In the event Buyer does not so elect to represent the interests of Seller in any Tax Claim, the provisions of Section 13.3(b) shall govern the conduct of any such Tax Claim.  Buyer and Seller shall each provide the other with all information reasonably necessary to conduct a Tax Claim with respect to Taxes or the transactions contemplated by this Agreement.

(c)Buyer shall not file an amended Tax Return relating to or in connection with the Assets with respect to any period or partial period ended on or before the Closing Date without the prior written consent of Seller, if such amendment would have, or would reasonably be expected to have, an adverse effect on Seller under this Agreement or under applicable Law.

ARTICLE 13
ASSUMPTION AND RETENTION OF OBLIGATIONS AND INDEMNIFICATION; DISCLAIMERS

13.1Buyer’s Assumption of Liabilities and Obligations.  Upon Closing, but (i) subject to and without limiting Buyer’s rights to indemnification pursuant to Section 13.2(a) and (ii) without limiting the amounts or benefits to Buyer with respect to the downward adjustments to the Purchase Price contemplated by Section 2.4(c) to which Buyer is entitled, Buyer shall assume and pay, perform, fulfill and discharge all Claims, costs, expenses, and other obligations and liabilities of Seller and its Affiliates whatsoever accruing or relating to (a) the ownership and operation of the Assets,  including owning, developing, exploring, operating and maintaining the Assets and the production, transportation and marketing of Hydrocarbons from the Assets, and the payment of property expenses attributable to the Assets; and (b) all liabilities for royalty and all overriding royalty payments with respect to the Assets, in each case with respect to clauses (a) and (b) above, whether such Claims, costs, expenses or other obligations and liabilities relate to, arise from or are attributable to the period of time prior to, on or after the Effective Time (all of the foregoing, collectively, the “Assumed Liabilities”).

13.2Indemnification.  For purposes hereof, “Losses” shall mean any and all costs (including court costs, reasonable fees and expenses of attorneys, technical experts and expert witnesses and the costs of investigation), expenses (including interest), charges, judgments, awards, settlements, damages, penalties, fines, prosecutions, duties, obligations and other liabilities of any type, including those incurred pursuant to or otherwise involving any Claim, and including those pertaining to or in any way derivative from any personal injury, illness or death, damage, loss or destruction of real or personal property or of any natural resources, any pollution of other harm to or destruction of the environment or infringement upon or other impairment of any intellectual property rights.

(a)Seller’s Indemnification of Buyer.  Effective as of Closing, Seller hereby defends, indemnifies, and saves and holds harmless Buyer, Buyer’s Affiliates and Buyer’s and Buyer’s

Affiliates’ respective officers, directors, members, managers, employees, representatives and agents (the “Buyer Indemnified Parties”) from and against all Losses, to the extent attributable to or arising out of (1) any breach by Seller of any of Seller’s representations and warranties contained in ARTICLE 5 (or the corresponding affirmations of such representations and warranties made by Seller in the certificate delivered pursuant to Section 9.3(c)); (2)   any breach by Seller of its covenants and agreements hereunder; or (3) Seller Taxes, EVEN, IN EACH AND ANY CASE, IF SUCH LOSSES ARE ATTRIBUTABLE TO OR ARISE OUT OF, SOLELY OR IN PART, THE SOLE, ACTIVE, GROSS, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW (BUT EXCLUDING WILLFUL MISCONDUCT) OF OR BY ANY OF THE BUYER INDEMNIFIED PARTIES.

(b)Buyer’s Indemnification of Seller.  Effective as of Closing, Buyer hereby releases, defends, indemnifies, and saves and holds harmless Seller, Seller’s Affiliates and Seller’s and Seller’s Affiliates’ respective officers, directors, members, managers, employees, representatives and agents (the “Seller Indemnified Parties”) from and against all Losses to the extent attributable to or arising out of:   (1) the Assumed Liabilities; (2) any breach by Buyer of any of Buyer’s representations or warranties in ARTICLE 6 (or the corresponding affirmations of such representations and warranties made by Buyer in the certificate delivered pursuant to Section 9.2(c)); (3)   any breach by Buyer of its covenants and agreements hereunder; or (4) Buyer Taxes, EVEN, IN EACH AND ANY CASE, IF SUCH LOSSES ARE ATTRIBUTABLE TO OR ARISE OUT OF, SOLELY OR IN PART, THE SOLE, ACTIVE, GROSS, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW (BUT EXCLUDING WILLFUL MISCONDUCT) OF OR BY ANY OF THE SELLER INDEMNIFIED PARTIES.

(c)Limitations on Indemnity.

(1)Notwithstanding anything in this Agreement to the contrary, Seller shall have no liability for defense and indemnification hereunder or for any Loss pursuant to Section 13.2(a)(1) unless (A) the amount of an applicable indemnifiable Loss exceeds $75,000 (the “Per Item Threshold”) and (B) the total value of all such Losses in excess of the Per Item Threshold, in the aggregate, exceeds 2.5% of the unadjusted Purchase Price (the “Deductible”), after which point the Buyer Indemnified Parties shall be entitled to defense and indemnification pursuant to Section 13.2(a)(1) only to the incremental extent of the value of any such Losses in excess of the Deductible.

(2)The maximum liability of Seller for all of its obligations hereunder and under any other agreement, contract or instrument contemplated herein, including for Title Defects and defense and indemnification pursuant to Section 13.2(a)(1) with respect to Losses suffered by the Buyer Indemnified Parties (including Losses for which the Deductible applies), shall not exceed, in the aggregate, 15% of the unadjusted Purchase Price (the “Cap”).

(3)Notwithstanding the foregoing or anything to the contrary in this Section 13.2(c), the Per Item Threshold, Deductible and Cap will not apply,  to any breach by Seller of any of its Fundamental Representations;  provided,  however, that in no event shall Seller’s aggregate liability under the aforementioned provisions, together with all other liabilities of Seller under this Agreement and any other agreement, contract or instrument contemplated herein (including with respect to the “special warranty” contained in the Assignment), exceed 100% of the Purchase Price.

(4)Notwithstanding anything in this Agreement to the contrary, in no event shall Seller have any obligation to provide indemnification for any matters to the extent accounted for in the Preliminary Settlement Statement or the Final Settlement Statement. Notwithstanding anything in this Agreement to the contrary, Buyer acknowledges that it has had the opportunity to conduct due diligence and investigation with respect to the Assets and the Companies, and in no event shall Seller have any liability to Buyer with respect to any breach of any representation, warranty or covenant under this Agreement to the extent that Buyer was aware of such breach as of the Execution Date.

(d)Sole Remedy.  Notwithstanding anything in this Agreement to the contrary or in any other agreement, contract or instrument contemplated herein, from and after Closing, Seller’s and Buyer’s sole and exclusive remedies against each other with respect to any and all Claims for breaches of the representations, warranties, covenants and agreements contained in this Agreement or under any other agreement, contract or instrument contemplated herein (including the affirmations of the representations and warranties contained in the certificates delivered by each Party at Closing pursuant to Section 9.2(c) and Section 9.3(c), as applicable) or otherwise in connection with the transactions contemplated hereby, are exclusively set forth in Section 8.3, this Section 13.2 and the “special warranty” contained in the Assignment, and if no such right of defense or indemnification or to be held harmless is expressly provided in Section 8.3, this Section 13.2 or the “special warranty” contained in the Assignment, then such Claims are hereby waived by the Parties to the fullest extent permitted by Law.  Except for the remedies contained in Section 8.3, this Section 13.2 and the “special warranty” contained in the Assignment, each Party (including as to its respective Indemnified Parties) releases, remises, and forever discharges the other Party (including as to its respective Indemnified Parties) from any and all suits, legal or administrative proceedings, Claims, demands, damages, Losses, costs, liabilities, interest, causes of action and other obligations whatsoever, in Law or in equity, known or unknown, which such Parties might now or subsequently may have, based on, relating to, or arising out of this Agreement or any other agreement, contract or instrument contemplated herein, Seller’s ownership, use, or operation of the Assets, or the condition, quality, status, or nature of the Assets, INCLUDING RIGHTS TO CONTRIBUTION OR COST RECOVERY UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED, BREACHES OF STATUTORY AND IMPLIED WARRANTIES, NUISANCE OR OTHER TORT ACTIONS, RIGHTS TO PUNITIVE DAMAGES, COMMON LAW RIGHTS OF CONTRIBUTION, ANY RIGHTS UNDER INSURANCE POLICIES ISSUED OR UNDERWRITTEN BY THE OTHER PARTY OR ANY OF ITS AFFILIATES (IN EACH CASE) EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER ACTIVE, PASSIVE, SIMPLE, SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY RELEASED PERSON, INVITEE OR THIRD PERSON, OR BY A PREEXISTING CONDITION.

(e)Waiver of Non-Compensatory Damages.  None of the Buyer Indemnified Parties or Seller Indemnified Parties shall be entitled to recover from Seller, Buyer, or their respective Affiliates or other Representatives, any special, indirect, consequential, punitive, exemplary, remote or speculative damages, including damages for lost profits of any kind, arising under or in connection with this Agreement, any other agreement, contract or instrument contemplated herein or the transactions contemplated hereby, except to the extent any such Party suffers such damages (including costs of defense and reasonable attorney’s fees incurred in connection with defending of such damages) to a Third Party, which damages (including costs of defense and reasonable attorney’s fees incurred in connection with defending against such damages) shall not be excluded by this provision as to recovery hereunder.  Subject to the preceding sentence, Buyer, on behalf of each of the Buyer Indemnified Parties, and Seller, on behalf of each of Seller Indemnified Parties, waive any right to recover any special, indirect, consequential, punitive, exemplary, remote or speculative damages, including damages for lost profits of any kind, arising in connection with or with respect to this Agreement,  any other agreement, contract or instrument contemplated herein or the transactions contemplated hereby.

13.3Claims Procedure.  The defense, indemnification and hold harmless obligations contained in Section 13.2 and the “special warranty” contained in the Assignment shall be implemented as follows:

(a)Claim Notice.  The Party seeking defense and indemnification under the terms of this Agreement (“Indemnified Party”) shall submit a written “Claim Notice” to the other Party (“Indemnifying Party”) which, to be effective, must be delivered prior to the end of the survival period applicable under Section 13.4 to the particular Loss that is the subject of such Claim Notice and must state, to the extent of the information reasonably available to the Indemnified Party:  (1) the amount of each payment or other obligation claimed by an Indemnified Party to be owing or other Loss for which the Indemnified Party is seeking defense, indemnification and to be held harmless, (2) the basis for such Claim, with supporting documentation if available, and (3) a list identifying, to the extent reasonably possible, each separate item of Loss for which payment or any other obligation is so claimed.  Within thirty (30) days of receipt of a Claim Notice, the Indemnifying Party may provide written notice to the Indemnified Party that it accepts, contests or rejects the Losses identified in such Claim Notice or its responsibility for same.  Any failure of the Indemnifying Party to provide such notice within such time period shall be deemed to be a rejection by such Indemnifying Party of such Losses and its responsibility for same.  If the Indemnifying Party objects to a Claim Notice on the basis that it lacks sufficient information, it shall promptly request from the Indemnified Party any specific additional information reasonably necessary for it to assess such indemnification Claim, and the Indemnified Party shall provide the additional information reasonably requested to the extent reasonably available to it.  Upon receipt of such additional information, the Indemnifying Party shall notify the Indemnified Party of any withdrawal or modification of the objection.  All disputed defense, indemnification and hold harmless Claims shall be resolved by Buyer and Seller in accordance with either (A) a mutual agreement between Buyer and Seller, which shall be memorialized in writing, or (B) Section 14.8(b), which may be invoked by either Party at any time when it reasonably believes that the Parties are unable to reach mutual agreement as to any defense, indemnification and hold harmless Claim arising under this Agreement.

(b)Information.  Promptly after the Indemnified Party receives notice of a Claim or legal action by a Third Party that may result in a Loss for which defense, indemnification and the right to be held harmless may be sought under this ARTICLE 13 (a “Third Party Claim”), the Indemnified Party shall give written notice of such Third Party Claim to the Indemnifying Party; provided that the Indemnified Party shall not be liable for any failure to notify except to the extent such failure actually prevents the Indemnifying Party from being able to effectively defend the Third Party Claim.  If the Indemnifying Party or its counsel so requests, the Indemnified Party shall furnish the Indemnifying Party with copies of all pleadings and other material information reasonably available to the Indemnified Party with respect to such Third Party Claim.  Except as otherwise provided in Section 12.4(b), at the election of the Indemnifying Party, made within thirty (30) days after receipt of such notice, the Indemnified Party shall permit the Indemnifying Party to assume sole management and control of such Third Party Claim (to the extent only that such Third Party Claim relates to a Loss for which the Indemnifying Party is liable), including the determination of all appropriate actions, the negotiation of settlements on behalf of the Indemnified Party, and the conduct of litigation through attorneys of the Indemnifying Party’s choice; provided,  however, that no such settlement can result in any cost or other liability to the Indemnified Party for which it is entitled to be defended, indemnified or held harmless hereunder, without its consent.  If the Indemnifying Party elects to assume such control, (i) any and all expense incurred by the Indemnified Party thereafter for investigation, defense or other handling of the matter shall be borne by the Indemnified Party, except as to those reasonable expenses incurred in responding to any request or instruction by the Indemnifying Party and (ii) the Indemnified Party shall give all reasonable information and assistance, other than pecuniary, that the Indemnifying Party shall reasonably request as necessary for the proper defense of such Third Party Claim.  In the absence of such an election, the Indemnified Party will reasonably endeavor to defend, at the Indemnifying Party’s expense, any Third Party Claim to which such Indemnifying Party’s defense, indemnification and hold harmless obligation under this ARTICLE 13 applies until the Indemnifying Party assumes such defense, and, if the Indemnifying Party fails to assume such defense within the time period provided above, the Indemnified Party may settle or otherwise resolve the same in the Indemnified Party’s reasonable discretion at the Indemnifying Party’s expense and liability, subject to the Indemnifying Party’s consent, which shall not be unreasonably withheld, conditioned or delayed; provided,  further, that if the Indemnifying Party fails to grant such consent, it shall immediately assume such defense, indemnification and hold harmless obligation from the Indemnified Party and reimburse the Indemnified Party for all expenses and other obligations and liabilities incurred by it prior to such point in time.  If any such Third Party Claim requires immediate action, both the Indemnified Party and the Indemnifying Party will cooperate in good faith to take appropriate action so as not to jeopardize the defense of such Third Party Claim or either Party’s position with respect to such Third Party Claim.  If the Indemnifying Party is entitled to, and does, assume the defense of any such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel at its own expense and to participate in the defense thereof, subject to the Indemnifying Party’s sole management and control of the defense of any such Third Party Claim in its sole good faith judgment; provided,  however, that, notwithstanding the foregoing, the Indemnifying Party shall pay the reasonable attorneys’ fees of the Indemnified Party if the Indemnified Party’s counsel shall have advised the Indemnified Party in writing that there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel for the Indemnifying Party and the Indemnified Party (provided that the Indemnifying Party shall not be responsible for paying for more than one separate firm of attorneys and one local counsel to represent all of the Indemnified Parties subject to such Third Party Claim).  In the event that the Indemnifying Party has any Dispute regarding whether it is obligated to defend, indemnify and hold harmless the Indemnified Party as to any Third Party Claim or other Claim or any Dispute as to the scope of any such defense, indemnity and hold harmless obligation as to a Third Party Claim or other Claim, such Dispute shall be resolved in accordance with either (A) a mutual agreement between Buyer and Seller, which shall be memorialized in writing, or (B) Section 14.8(b), which may be invoked by either Party at any time when it reasonably believes that the Parties are unable to reach mutual agreement as to any defense, indemnification and hold harmless Claim arising under this Agreement.

13.4Survival of Warranties, Representations and Covenants.

(a)Subject to Section 13.4(c), (1) the representations and warranties of the Parties in ARTICLE 5 and ARTICLE 6 (other than the Fundamental Representations), the affirmations of such representations and warranties contained in the certificates to be delivered at Closing pursuant to Section 9.2(c) and Section 9.3(c), as applicable) shall, in each case, survive the Closing for a period of  twelve (12) months, (2) the Fundamental Representations (and the affirmations of such representations and warranties contained in the certificate to be delivered at Closing pursuant to Section 9.2(c)) shall survive the Closing until thirty (30) days after the expiration of the statute of limitations applicable thereto, (3) the covenants of Buyer contained in Section 7.2(c) shall terminate at Closing, (4) the covenants of Buyer contained in Section 13.1 shall survive without time limit, (5) the covenants of the Parties contained in Section 13.2 shall survive as specified in Section 13.4(c) and  (6) the remainder of this Agreement, including the other covenants and agreements of the Parties contained herein, shall survive until the first anniversary of the Closing Date or such shorter time as expressed in such covenant or agreement.  It is the intent of the Parties to shorten the application of statute of limitations as set forth in this Section 13.4(a).

(b)Representations, warranties, covenants and agreements (and any certificate related thereto) shall be of no further force and effect after the date of their expiration; provided that there shall be no termination of any bona fide Claim asserted through a Claim Notice delivered pursuant to Section 13.3 with respect to such a representation, warranty, covenant or agreement prior to its expiration date.

(c)The indemnities in (1) Section 13.2(a)(1),  Section 13.2(a)(2),  Section 13.2(b)(2) and Section 13.2(b)(3) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification, except in each case as to matters for which a Claim Notice has been delivered to the Indemnifying Party on or before such termination date, (2) Section 13.2(a)(3) and Section 13.2(b)(4) shall survive the Closing until ninety (90) days after the expiration of the statute of limitations applicable thereto, and (3) Section 13.2(b)(1) shall survive the Closing without time limit.

13.5Reservation as to Non-Parties.  Nothing herein is intended to limit or otherwise waive any recourse Buyer or Seller may have against any Third Party for any obligations or liabilities that may be incurred with respect to the Assets.

13.6Tax Treatment of Indemnity Payments.  Any payment pursuant to this ARTICLE 13 shall be treated for Tax purposes as an adjustment to the Purchase Price, except to the extent otherwise required by applicable Law.

ARTICLE 14
MISCELLANEOUS

14.1Schedules and Exhibits.  The Schedules and Exhibits hereto constitute a part of this Agreement. The disclosure of any matter or item in the Schedules shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed or is material or that such matter would or would reasonably be expected to result in a Material Adverse Effect.

14.2Expenses.  Except as may be otherwise specifically provided herein, all fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same, including engineering, land, title, legal and accounting fees, costs and expenses.  Notwithstanding any other provision of this Agreement, Seller shall pay all Seller Transaction Costs and Buyer shall pay all Buyer Transaction Costs.

14.3Notices.  All notices and communications required or permitted under this Agreement shall be in writing and addressed as set forth below.  Any communication or delivery hereunder shall be deemed to have been duly made and the receiving Party charged with notice as follows: (a) if personally delivered, when received; (b) if mailed certified mail, return receipt requested, on the day such notice is received, and if such day is not a Business Day, on the next subsequent Business Day, (c) if sent by overnight courier, the next Business Day after placement into the custody of the overnight courier, or (d) if sent by email (following confirmation by an affirmative reply by email by the intended recipient that such email was received (which reply such intended recipient shall be obligated to promptly provide)) when received.  All notices shall be addressed as follows:

If to Buyer:	If to Seller:
Vitruvian Exploration IV, LLC 4 Waterway Square, Suite 400 The Woodlands, Texas 77380 Attn: Kristen Luebs Email: Kristen.luebs@vexpl.com	SN Cotulla Assets, LLC 1000 Main Street, Suite 3000 Houston, TX 77002 Attn: Greg Kopel, General Counsel Email: gkopel@sanchezog.com

With a copy to: (which shall not constitute notice hereunder)	With a copy to: (which shall not constitute notice hereunder)
Vinson & Elkins LLP 1001 Fannin Street, Suite 2500 Houston, Texas 77002 Attn: John B. Connally Email: jconnally@velaw.com	SN Cotulla Assets, LLC 1000 Main Street, Suite 3000 Houston, TX 77002 Attn: Daniel Furbee, Business Development Email: dfurbee@sanchezog.com

Any Party may, by three (3) Business Days’ prior written notice so delivered to the other Party, change the address or individual to which delivery shall thereafter be made.

14.4Amendments.  This Agreement may not be amended except by an instrument expressly modifying this Agreement signed by each of the Parties.  Except for waivers specifically provided for in this Agreement, no waiver by either Party of any breach of any provision of this Agreement shall be binding unless made expressly in writing.  No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision hereof (regardless of whether similar), and no such waiver shall constitute a continuing waiver unless expressly so provided.  Delay in the exercise, or non-exercise, of any such right is not a waiver of that right.

14.5Assignment.  Except as otherwise provided in this Section 14.5, neither Party shall assign all or any portion of its respective rights or delegate all or any portion of its respective duties and obligations hereunder without the prior written consent of the other Party.  Any attempted assignment which does not comply with the foregoing provisions shall be deemed null and void.  Notwithstanding the foregoing, Seller may assign any or all of its rights or obligations hereunder to any of its Affiliate at any time, subject to the provision of prior written notice thereof to Buyer and to the undertaking by such Affiliate to assume all of Seller’s rights, duties and obligations hereunder.

14.6DISCLAIMERS.

(a)EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 5, THE AFFIRMATIONS OF SUCH REPRESENTATIONS AND WARRANTIES CONTAINED IN THE CERTIFICATE TO BE DELIVERED BY SELLER AT CLOSING PURSUANT TO SECTION 9.3(c) AND THE “SPECIAL WARRANTY” CONTAINED IN THE ASSIGNMENT, SELLER MAKES NO, AND DISCLAIMS ALL, WARRANTIES OR REPRESENTATIONS OF ANY KIND AS TO ANY INFORMATION OBTAINED BY BUYER OR ITS REPRESENTATIVES PURSUANT TO THIS AGREEMENT, INCLUDING THE RECORDS AND ANY INFORMATION CONTAINED THEREIN.  BUYER AGREES THAT ANY CONCLUSIONS DRAWN FROM, OR ANY ACTIONS (OR INACTIONS) OF BUYER FOLLOWING, ITS DUE DILIGENCE REVIEW SHALL BE THE RESULT OF ITS OWN INDEPENDENT REVIEW AND JUDGMENT AND SHALL BE AT BUYER’S SOLE RISK AND LIABILITY.

(b)EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 5, THE AFFIRMATIONS OF SUCH REPRESENTATIONS AND WARRANTIES CONTAINED IN THE CERTIFICATE TO BE DELIVERED BY SELLER AT CLOSING PURSUANT TO SECTION 9.3(c) AND THE “SPECIAL WARRANTY” CONTAINED IN THE ASSIGNMENT, NEITHER SELLER NOR ANY OTHER PERSON MAKES (AND BUYER IS NOT RELYING UPON) ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE ASSETS (INCLUDING THE VALUE, CONDITION OR USE OF ANY ASSET) OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND SELLER DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES (WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE) OR

OTHER UNDERTAKINGS NOT CONTAINED IN THIS AGREEMENT, WHETHER MADE BY SELLER, ANY AFFILIATE OF SELLER OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, AGENTS, CONSULTANTS OR OTHER REPRESENTATIVES.

(c)EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 5, THE AFFIRMATIONS OF SUCH REPRESENTATIONS AND WARRANTIES CONTAINED IN THE CERTIFICATE TO BE DELIVERED BY SELLER AT CLOSING PURSUANT TO SECTION 9.3(c) AND THE “SPECIAL WARRANTY” CONTAINED IN THE ASSIGNMENT, SELLER DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO BUYER OR ANY OF ITS AFFILIATES OR ANY OF ITS REPRESENTATIVES, INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO BUYER BY ANY REPRESENTATIVE OF SELLER OR ANY OF ITS AFFILIATES.

(d)EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 5, THE AFFIRMATIONS OF SUCH REPRESENTATIONS AND WARRANTIES CONTAINED IN THE CERTIFICATE TO BE DELIVERED BY SELLER AT CLOSING PURSUANT TO SECTION 9.3(c) AND THE “SPECIAL WARRANTY” CONTAINED IN THE ASSIGNMENT, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AS TO (1) SELLER’S TITLE TO ANY OF THE ASSETS, (2) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING OR OTHER CONSULTANT, ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, OR ANY OTHER TECHNICAL, FINANCIAL, COMMERCIAL OR OTHER ANALYSIS OR EVALUATION RELATING TO THE ASSETS, (3) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (4) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR PAST, PRESENT OR FUTURE REVENUES OR PROFITS GENERATED BY THE ASSETS, (5) THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS, OR WHETHER PRODUCTION FROM THE ASSETS HAS BEEN CONTINUOUS OR IN PAYING QUANTITIES, (6) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, OR (7) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN OR THAT MAY BE MADE AVAILABLE OR COMMUNICATED TO BUYER OR ITS AFFILIATES, OR ITS OR THEIR RESPECTIVE REPRESENTATIVES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO.

(e)EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 5, THE AFFIRMATIONS OF SUCH REPRESENTATIONS AND WARRANTIES CONTAINED IN THE CERTIFICATE TO BE DELIVERED BY SELLER AT CLOSING PURSUANT TO SECTION 9.3(c) AND THE “SPECIAL WARRANTY” CONTAINED IN THE ASSIGNMENT, SELLER FURTHER DISCLAIMS ANY REPRESENTATION OR

WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY OF THE ASSETS, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT BUYER SHALL BE DEEMED TO BE OBTAINING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS”, WITH ALL FAULTS AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE.

14.7Counterparts Signatures.  This Agreement may be executed and delivered in one or more counterparts, each of which when executed and delivered shall be an original, and all of which when executed shall constitute one and the same instrument.  The exchange of copies of this Agreement and of signature pages by facsimile or by electronic transmission in .pdf format shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the Parties transmitted by facsimile or electronic image scan transmission in .pdf format shall be deemed to be their original signatures for all purposes.  Any Party that delivers an executed counterpart signature page by facsimile or by electronic scan transmission in .pdf format shall promptly thereafter deliver a manually executed counterpart signature page to the other Party; provided,  however, that the failure to do so shall not affect the validity, enforceability, or binding effect of this Agreement.

14.8Governing Law.

(a)THIS AGREEMENT, ALL ISSUES ARISING HEREUNDER, ALL TRANSACTIONS CONTEMPLATED HEREBY AND ANY EXPERT DISPUTE RESOLUTION PROCEDURE CONDUCTED PURSUANT HERETO SHALL BE CONSTRUED EXCLUSIVELY IN ACCORDANCE WITH, AND EXCLUSIVELY GOVERNED BY, THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO ANY CONFLICTS OF LAWS OR CHOICE OF LAW PRINCIPLES OR RULES WHICH MAY REFER ANY MATTER TO ANOTHER JURISDICTION FOR RESOLUTION.

(b)EACH PARTY TO THIS AGREEMENT HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL COURT LOCATED IN HARRIS COUNTY, THE STATE OF TEXAS, AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER SUCH ACTIONS OR PROCEEDINGS ARE BASED IN STATUTE, TORT, CONTRACT OR OTHERWISE), SHALL BE LITIGATED IN SUCH COURTS EXCEPT AS OTHERWISE PROVIDED IN SECTION 4.3 AND SECTION 12.1(b).  EACH PARTY HERETO (I) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF SUCH COURTS FOR SUCH ACTIONS OR PROCEEDINGS, (II) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT, AND (III) AGREES THAT IT WILL NOT BRING ANY SUCH ACTION OR PROCEEDING IN ANY COURT OTHER THAN SUCH COURTS.  EACH PARTY HERETO ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE AND IRREVOCABLE JURISDICTION AND VENUE OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE

BOUND BY ANY NON-APPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH ACTIONS OR PROCEEDINGS.  A COPY OF ANY SERVICE OF PROCESS SERVED UPON THE PARTIES HERETO SHALL BE MAILED BY REGISTERED MAIL TO THE RESPECTIVE PARTY EXCEPT THAT, UNLESS OTHERWISE PROVIDED BY APPLICABLE LAW, ANY FAILURE TO MAIL SUCH COPY SHALL NOT AFFECT THE VALIDITY OF SERVICE OF PROCESS.  IF ANY AGENT APPOINTED BY A PARTY HERETO REFUSES TO ACCEPT SERVICE, EACH PARTY HERETO AGREES THAT SERVICE UPON THE APPROPRIATE PARTY BY REGISTERED MAIL SHALL CONSTITUTE SUFFICIENT SERVICE.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(c)EACH PARTY ACKNOWLEDGES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY ACKNOWLEDGES, AGREES AND CERTIFIES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD, IN THE EVENT OF LITIGATION, SEEK TO PREVENT OR DELAY ENFORCEMENT OF SUCH WAIVER; (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER; (III) IT MAKES SUCH WAIVER VOLUNTARILY; AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.8(c).

14.9Entire Agreement.  This Agreement, the Exhibits, the Schedules, the Confidentiality Agreement and the documents delivered at Closing by or on behalf of each Party and its Affiliates constitutes the entire agreement and understanding between the Parties and their respective members, shareholders, officers, directors and employees with respect to the subject matter hereof, superseding all prior negotiations, discussions, agreements and understandings relating to such subject matter.

14.10Binding Effect.  This Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respective successors and permitted assigns.

14.11No Third-Party Beneficiaries.  This Agreement is intended to benefit only the Parties and their respective Indemnified Parties and their respective successors and permitted assigns; provided that only each of the Parties will have the right (but not the obligation) to enforce the provisions of this Agreement on its own behalf or on behalf of any of its respective Indemnified Parties.

14.12Publicity.  Neither Buyer nor Seller nor any of their respective Representatives shall issue or cause the publication of any press release or other announcement with respect to the transactions contemplated by this Agreement without, to the extent practicable, providing the other Party a draft of such release or other announcement prior to the issuance thereof, and giving

reasonable consideration to such comments as the other Party may have, prior to such release or other announcement.    Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement restricts a Party from disclosing information or making any other announcement consistent with any information in any disclosure made in compliance with this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day and year first above written.

?s/
SELLER: SN Cotulla Assets, LLC
By:	/s/ Antonio R. Sanchez, III
Name:	Antonio R. Sanchez, III
Title:	Chief Executive Officer

BUYER: Vitruvian Exploration IV, LLC
By:	/s/ John D. Thaeler
Name:	John D. Thaeler
Title:	Chief Executive Officer

[Signature Page to Purchase and Sale Agreement]